STOCK PURCHASE AGREEMENT
AMONG
ATLAS FINANCIAL HOLDINGS, INC.,
AND
HENDRICKS HOLDING COMPANY, INC.
DATED AS OF OCTOBER 24, 2012

Table of Contents

Article I	DEFINITIONS 1

SECTION 1.1	Defined Terms 1

Article II	PURCHASE AND SALE OF CAPITAL STOCK 13

SECTION 2.1	Purchase and Sale 13

SECTION 2.2	Purchase Price 13

SECTION 2.3	Other Post‑Closing Adjustments 15

SECTION 2.4	Closing and Effective Date 20

SECTION 2.5	Closing Deliveries 20

Article III	REPRESENTATIONS AND WARRANTIES 22

SECTION 3.1	Representations and Warranties of Seller 22

SECTION 3.2	Representations and Warranties of Buyer 39

Article IV	COVENANTS 40

SECTION 4.1	Conduct of Business of the Company 40

SECTION 4.2	Access to Information 43

SECTION 4.3	Consents, Approvals and Filings 43

SECTION 4.4	Public Announcements 44

SECTION 4.5	Subsequent Statutory Statements 45

SECTION 4.6	Acquisition Proposal 45

SECTION 4.7	Intercompany Accounts; Affiliate Agreements 45

SECTION 4.8	Termination of Signing and Withdrawal Powers 46

SECTION 4.9	Obligations of Affiliates 46

SECTION 4.10	Notification of Certain Matters 46

SECTION 4.11	Confidentiality; Covenant Not to Compete; Non‑Solicitation 46

SECTION 4.12	Board of Directors of Buyer 48

Article V	CONDITIONS PRECEDENT 48

SECTION 5.1	Conditions to Obligations of Buyer 48

SECTION 5.2	Conditions to Obligations of Seller 49

Article VI	SURVIVAL 50

Article VII	INDEMNIFICATION 50

SECTION 7.1	Obligation to Indemnify 50

SECTION 7.2	Indemnification Notice Procedures 53

SECTION 7.3	Third Party Claims 54

SECTION 7.4	Survival 56

SECTION 7.5	Indemnification Payments; Characterization 56

Article VIII	TAX MATTERS 56

SECTION 8.1	Tax Indemnity 56

SECTION 8.2	Preparation and Filing of Tax Returns 57

SECTION 8.3	Tax Refunds 59
SECTION 8.4    Tax Notice; Tax Controversies                    59

SECTION 8.5	Cooperation and Controversies 60

SECTION 8.6	Transfer Taxes 60

SECTION 8.7	Code Section 338(h)(10) Election 60

Article IX	TERMINATION PRIOR TO THE CLOSING 61

SECTION 9.1	Termination of Agreement 61

SECTION 9.2	Effect of Termination; Survival 62

Article X	GENERAL PROVISIONS 62

SECTION 10.1	Fees and Expenses 62

SECTION 10.2	Notices 62

SECTION 10.3	Interpretation 63

SECTION 10.4	Entire Agreement; Third‑Party Beneficiaries 63

SECTION 10.5	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 64

SECTION 10.6	Assignment 64

SECTION 10.7	Specific Performance 64

SECTION 10.8	Severability 65

SECTION 10.9	Amendment; Modification and Waiver 65

SECTION 10.10	Counterparts 65

SECTION 10.11	Attorney's Fees 65

SECTION 10.12	Interest 65

Exhibit A - Holdback Note Terms
Exhibit B - Form of WC Reinsurance Agreement
Exhibit C - Purchase Price Calculation and Payment Methodology

Exhibit D - Buyer Note Terms
Exhibit E - Proposed Final DTAs and DTLs

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 24, 2012 (the “Date of this Agreement”), is made by and among , Hendricks Holding Company, Inc., a Wisconsin corporation (“Seller”), and Atlas Financial Holdings, Inc., a Cayman Islands company (“Buyer”). Buyer and Seller are sometimes referred to herein as the “Parties” and each, individually, as a “Party”.
RECITALS
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Camelot Services, Inc., a Missouri corporation (the “Company”);
WHEREAS, the Company in turn owns all of the issued and outstanding shares of capital stock, par value $100.00 per share, of Gateway Insurance Company, a Missouri insurance company (“Gateway”) (the “Gateway Shares”); and
WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, 500 shares of the common stock, par value $1.00 per share, of the Company (the “Company Shares”), which constitutes all of the issued and outstanding shares of capital stock of the Company.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1 Defined Terms. For purposes of this Agreement, the following terms will have the respective meanings set forth below:
“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of the Company or of Gateway, (b) acquisition of beneficial ownership of any capital stock or other securities of the Company or Gateway, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Gateway; in each case, other than the transactions contemplated by this Agreement, including but not limited to any sale of the WC Renewal Rights, or any such transaction directly involving solely Seller's or its Affiliates' (other than the Company's or Gateway's) assets, businesses or capital stock or securities.
“Action” means any civil, criminal, administrative, investigative or informal action, audit, demand, suit, claim, arbitration, hearing, litigation, dispute, investigation or other proceeding of any kind or nature.
“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreement” has the meaning set forth in Section 3.1(r).
“Annual DTA DTL Notice” has the meaning set forth in Section 2.3(b)(vii).
“Annual Tax Cost” has the meaning set forth in Section 2.3(b)(vii).
“Annual Tax Savings” has the meaning set forth in Section 2.3(b)(vii).

“Audited SAP Statements” has the meaning set forth in Section 3.1(d)(i).
“Book Value” has the meaning set forth in Section 2.2(a).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the Chicago, Illinois are required to be closed for regular banking business.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.1(a).
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
“Buyer Note” has the meaning set forth in Section 2.2(c).
“Buyer Preferred Stock” means the preferred stock, par value $0.001 per share, of Buyer.
“Buyer Preferred Stock Amount” means an amount equal to (A) the Effective Date Holdback Reserves Estimate less (B) the Effective Date Holdback Reserves, plus (C) $2,000,000.
“Cash Payment” has the meaning set forth in Section 2.2(b).
“Chicago Court” has the meaning set forth in Section 10.5(a).
“CIE Claims” means all claims for losses in connection with the insurance policies or other insurance obligations under the CIE Program that create potential liabilities for Gateway (whether known or unknown as of the Closing Date).
“CIE Program” consists of the insurance policies issued in connection with and other insurance obligations created by the discontinued Casualty Indemnity Exchange business of Gateway.
“Closing” has the meaning set forth in Section 2.4.
“Closing Adjustment Amount” has the meaning set forth in Section 2.2(d)(ii).
“Closing Adjustment Payment” has the meaning set forth in Section 2.2(e).
“Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(ii).
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Preferred Shares” has the meaning set forth in Section 2.2(b).
“Closing Statements” has the meaning set forth in Section 2.2(d)(ii).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Actuarial Analysis” has the meaning set forth in Section 3.1(d)(iv).
“Company Contracts” has the meaning set forth in Section 3.1(m)(iii).
“Company Shares” has the meaning set forth in the Recitals.
“Constituent Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.

“Contract” means any contract, agreement, mortgage, indenture, debenture, note, loan, bond, Lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking of any kind whether oral or written, and whether express or implied, to which a Person is a party or by which any property or assets owned or used by such Person may be bound or affected.
“Date of this Agreement” has the meaning set forth in the introductory paragraph.
“Decrease Amount” has the meaning set forth in Section 2.3(a)(i)(C).
“Defense Notice Period” has the meaning set forth in Section 7.3(b)(i).
“Deferred Policy Acquisition Costs” means the acquisitions costs, including unearned commissions and accrued premium taxes, associated with the unearned premium reserve for all lines of business of Gateway (except for the Deferred Policy Acquisition Costs related to the WC Program, which are to be netted from ceding premium to WC Reinsurer in connection with the Loss Portfolio Transfer Agreement and the Quota Share Agreement), determined in accordance with GAAP consistently applied.
“Deferred Tax Assets” or “DTA” mean a deferred tax asset that would be recognized as a deferred tax asset under GAAP for the gross deferred tax asset before non admittance or valuation allowance considerations, determined as of the Effective Date.
“Deferred Tax Liability” or “DTL” mean a deferred tax liability that would be recognized as a deferred tax liability under GAAP for the gross deferred tax liability before non admittance or valuation allowance considerations, determined as of the Effective Date.
“Demand Notice” has the meaning set forth in Section 7.2(b).
“Disclosure Schedule” means the disclosure schedule accompanying this Agreement, dated as of the Date of this Agreement and initialed by the Parties, which will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.2(d)(iii).
“Dispute Period” has the meaning set forth in Section 2.2(d)(iii).
“Disputed Items” has the meaning set forth in Section 2.2(d)(iii).
“DTA DTL Consultation Period” has the meaning set forth in Section 2.3(b)(iv).
“DTA DTL Notice of Disagreement” has the meaning set forth in Section 2.3(b)(iii).
“DTA DTL Review Period” has the meaning set forth in Section 2.3(b)(ii).
“Effective Date” has the meaning set forth in section 2.4(b).
“Effective Date Holdback Reserves” means Holdback Reserves as of the Effective Date.
“Effective Date Holdback Reserves Estimate” has the meaning set forth in Section 2.3(a)(i).
“Employee Benefit Plan” means (a) any pension plan, 401(k) plan, profit sharing plan, health and welfare plan, and any other “employee benefit plan” (as defined in Section 3(3) of ERISA); (b) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (c) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, employment agreements, severance policies or arrangements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, worker's compensation, bonus plans, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity based severance, employee assistance, cafeteria (Section 125 plan), medical reimbursement, dependent care reimbursement or other plan or agreement relating to compensation or fringe benefits; and (d) any change in control plan, deal bonus, retention program or agreement, in the case of each of (a) (d) that was or is established, maintained or sponsored by the Company or Gateway or to which the Company or Gateway contributes or which the Company or Gateway otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate.
“Environmental Laws” means any and all Requirements of Law, and any administrative or judicial interpretations thereof, relating to the protection of the environment or health and safety, including without limitation those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.
“ERISA Affiliate” means any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which Seller or the Company is or has been a general partner.
“Estimated Buyer Preferred Stock Amount” has the meaning set forth in Section 2.2(b).
“Estimated Cash Payment” has the meaning set forth in Section 2.2(d)(i).
“Estimated Closing Amounts” has the meaning set forth in Section 2.2(d)(ii).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(i).
“Estimated Closing Payment” has the meaning set forth in Section 2.2(d)(i).
“Estimated Loss Development Statement” has the meaning set forth in Section 2.2(a)(iv).
“Estimated Purchase Price” has the meaning set forth in Section 2.2(d)(i).
“Excess Amount” has the meaning set forth in Section 2.3(a)(i)(B).
“Extended Representations” has the meaning set forth in Article VI.
“Filing Party” has the meaning set forth in Section 8.1(c).
“Final Closing Amounts” has the meaning set forth in Section 2.2(d)(ii).
“Final DTA Adjustment” has the meaning set forth in Section 2.3(b)(vii).
“Final DTA DTL Calculation” has the meaning set forth in Section 2.3(b)(v).
“Final Determination” means: (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable; (b) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax Law that is binding against the IRS or other Taxing Authority; (c) any other final settlement with the IRS or other Taxing Authority; or (d) the expiration of an applicable statute of limitations.
“Final Preferred Stock Adjustment Date” means December 31, 2017 or such later date as may be reasonably requested by Seller.
“Final Preferred Stock Adjustment Determination” has the meaning set forth in Section 2.3(a)(ii)(A).
“Gateway Shares” has the meaning set forth in the Recitals.
“GAAP Financial Statements” has the meaning set forth in Section 3.1(d)(ii).

“Governmental Entity” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi judicial governmental entity.
“Guaranty Fund” means any insolvency fund, including any guaranty fund, association, pool, plan or other facility (whether participation therein is voluntary or involuntary) that provides for the assessment of, payment by or assumption by its participants or members of a part or the whole of any claim, debt, charge, fee or other obligation of any insurer or reinsurer, or its respective successors or assigns, that has been declared insolvent by any authority having jurisdiction, or which is otherwise unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and polychlorinated biphenyls; (b) any substance that may give rise to liability pursuant to, or is regulated under any applicable Environmental Laws; and (c) any materials or substances defined, listed or characterized in Environmental Laws as “hazardous,” “toxic,” “pollutant”, or “contaminant,” or words of similar meaning or regulatory effect.
“Holdback Note” means that certain promissory note, issued in connection with an Optional Redemption, pursuant to the terms set forth on Exhibit A hereto.
“Holdback Reserves” means the reserves associated with the Taxi and Truck Program and other lines of business (excluding reserves associated with the CIE Program and WC Program) as set forth on Gateway's SAP Statements.
“Holdback Reserves Estimate” means the selected point reserve estimate of the Taxi and Truck Program and other lines of business (excluding the reserves associated with the CIE Program and WC Program), as the same may be determined from time to time by a mutually agreed upon actuary; provided, that for purposes of the Estimated Closing Payment and the number of Closing Preferred Shares, the Holdback Reserves Estimate as of September 30, 2012 will be determined by Towers Watson.
“Indemnification Basket” has the meaning set forth in Section 7.1(b)(ii).
“Indemnification Cap” has the meaning set forth in Section 7.1(b)(iii).
“Indemnification Notice” has the meaning set forth in Section 7.2(a).
“Indemnified Party” has the meaning set forth in Section 7.2(a).
“Indemnifying Party” has the meaning set forth in Section 7.2(a).
“Independent Expert” means an independent certified public accounting firm with appropriate actuarial expertise in the United States of national recognition mutually agreeable to Seller and Buyer, which is not the auditor or principal accountant of either Seller or Buyer.
“Insurance Laws” means any Requirements of Law regulating the business and products of insurance and reinsurance.
“Insurance Licenses” has the meaning set forth in Section 3.1(n)(iii).
“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations in part and renewal applications, and including renewals, extensions and reissues; (c) trade secrets, confidential information and know how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer software (including firmware and middleware), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment, in each case, owned by the Company or Gateway or licensed or leased by or on behalf of the Company or Gateway from any third parties.
“Knowledge” means the actual knowledge, after reasonable inquiry, of any of Daniel Boxell, Serena Lintker, Sandie Lehde and Richard Kleinschmidt.
“Law” means any foreign, federal, state or local law, ordinance, writ, statute, treaty, rule or regulation.
“Lease” means a lease, sublease, license or other agreement, including all amendments, extensions, renewals, and other agreements with respect thereto, which grants a Person the right to possess, use or occupy (or to grant others the right to possess, use or occupy) any Real Property or personal property.
“Leased Real Property” has the meaning set forth in Section 3.1(q)(iii).
“Licensed Intellectual Property” has the meaning set forth in Section 3.1(p)(i).
“Liens” means all pledges, liens, encumbrances and security interests of any kind (other than restrictions on transfer imposed by Securities Act of 1933, as amended (or any other applicable securities Laws)).
“Loss Development” means unpaid losses and loss adjustment expenses of Gateway associated with the Taxi and Truck Program, as finally determined in accordance with SAP consistently applied.
“Loss Development Decrease” has the meaning set forth in Section 2.3(a)(ii)(B).
“Loss Development Increase” has the meaning set forth in Section 2.3(a)(ii)(C).
“Loss Development Statement” has the meaning set forth in Section 2.3(a)(ii)(B).
“Loss Portfolio Transfer Agreement” means that certain Loss Portfolio Transfer Agreement, by and between Gateway and WC Reinsurer, dated as of the Closing Date, the terms of which are summarized on Exhibit B hereto.
“Losses” has the meaning set forth in Section 7.1(a).
“Material Filings” has the meaning set forth in Section 4.3(a)(iv).
“Missouri Department” means the Missouri Department of Insurance, Financial Institutions and Professional Registration.
“Multiemployer Plan” has the meaning set forth in Section 3.1(h)(xi).
“Necessary Permits” has the meaning set forth in Section 4.3(a).
“Negative Condition or Restriction” means any condition or restriction (a) that would not customarily be imposed in transactions of the type contemplated by the Transaction Agreements; (b) solely with respect to Buyer and its Affiliates, that materially differs from those statutory or regulatory obligations imposed on companies holding Insurance Licenses similar to that of Gateway and engaged in business similar to that of Gateway and would be materially adverse to Buyer; (c) that is not conditioned on the consummation of the transactions contemplated by the Transaction Agreements in accordance with the material terms of the Transaction Agreements; (d) solely with respect to Buyer and its Affiliates, that materially adversely affects the ability of Buyer or any of its Affiliates (including, following the Closing, Gateway) to conduct its business substantially in the same manner as such business is being conducted, including by requiring the sale, lease, license, disposal or holding separate of any subsidiaries, assets, rights, product lines, licenses, categories of assets or business or other operations or interests of Buyer or any Affiliate; or (e) solely with respect to Buyer and its Affiliates, that would otherwise have a Buyer Material Adverse Effect.
“Notice Period” has the meaning set forth in Section 2.2(d)(iii).
“Optional Redemption” means the right of Buyer to redeem the Buyer Preferred Stock Amount issued to Seller at the Closing at any time following the second anniversary of the Closing, by payment of an amount equal to the Redemption Payment.
“Optional Redemption Notice” has the meaning set forth in Section 2.3(a)(iv).
“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any arbitrator, Governmental Entity or other tribunal or authority of competent jurisdiction.
“Ordinary Course of Business” means, with respect to the Company or Gateway, the ordinary course of business of the Company or Gateway, respectively, consistent with past custom and practice (including with respect to quantity and frequency).
“PBGC” has the meaning set forth in Section 3.1(h)(ix).
“Pension Plan” means all Employee Benefit Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA.
“Permits” has the meaning set forth in Section 3.1(k)(i); provided that the term “Permits” will not include the Insurance Licenses.
“Permitted Liens” means Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Post Closing Tax Year” means a taxable year that begins after the Closing Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).
“Pre Closing Tax Year” means a taxable year that ends on or before the Closing Date, including the allocable portion of the Straddle Period determined under Section 8.1(b).
“Preemptive Rights” has the meaning set forth in Section 3.1(b)(ii)(B).
“Preferred Stock Share Price” means $1.00.
“Proposed Final DTAs and DTLs” has the meaning set forth in Section 2.3.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchase Price Calculation and Payment Methodology” has the meaning set forth in Section 2.2(a).
“Quota Share Agreement” means that certain 100% Quota Share Reinsurance Agreement, by and between Gateway and WC Reinsurer, dated as of the Closing Date.
“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).

“Redemption Payment” means an amount equal to $1.00 for each share of Preferred Stock held by Seller on the date of the Optional Redemption (after all adjustments provided for in Section 2.3(a)(ii)(B) have been made).
“Reinsurance Contract” means any reinsurance or retrocession Contract under which Gateway may be either obligated to make payments or be eligible to continue to receive benefits, to which Gateway is a party (whether as a ceding or assuming company) or by or to which Gateway is bound or subject, as each such Contract may have been amended, modified or supplemented.
“Remaining Disputed Items” has the meaning set forth in Section 2.2(d)(iii).
“Requirements of Law” means, with respect to any Person, any Law or Order, in each case binding on that Person or such Person's property or assets.
“Resolved Items” has the meaning set forth in Section 2.2(d)(iii).
“SAP” means, as applicable, the statutory accounting practices prescribed or permitted by the Missouri Department, applied on a consistent basis.
“SAP Statements” has the meaning set forth in Section 3.1(d)(i).
“Section 338(h)(10) Election” has the meaning set forth in Section 8.7.
“Seller Indemnified Parties” has the meaning set forth in Section 7.1(c).
“Seller Material Adverse Effect” means (a) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company or Gateway; provided, however, that a “Seller Material Adverse Effect” will exclude any such effect arising out of or in connection with: (i) changes in general economic or business conditions, including changes in the capital, insurance, or financial markets or interest or currency rates; (ii) any changes that are the result of factors generally affecting the property casualty insurance industry in the geographic areas in which the Company operates; (iii) changes in any applicable Requirements of Law or applicable SAP (provided, that, with respect to clauses (i) (iii), such change, event, circumstance or development does not (x) primarily relate to (or have the effect of primarily relating to) the Company or (y) disproportionately adversely affect the Company compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company operates or conducts business); (iv) any natural catastrophe events, hostility, sabotage, military action or any escalation or worsening thereof, acts of war or terrorism; (v) the negotiation, execution and delivery of this Agreement or any Transaction Agreement or the public announcement thereof; (vi) the identity of Buyer; or (vii) the effect of any action taken by Buyer or its Affiliates; or (b) a material adverse effect on the ability of Seller to perform its obligations under this Agreement, any Transaction Agreement or to consummate the transactions contemplated hereby or thereby on a timely basis.
“Seller Tax Claim” has the meaning set forth in Section 8.4.
“September 30 Holdback Reserves” means the Holdback Reserves as of September 30, 2012.
“Settlement Date” has the meaning set forth in Section 2.2(e).
“Special Dividend” has the meaning set forth in Section 2.2(c).
“Special Representations” has the meaning set forth in Article VI.
“Straddle Period” has the meaning set forth in Section 8.1(b).
“Support Services Agreement” means that certain Support Services Agreement, by and between Gateway and WC Reinsurer, dated as of the Closing Date.
“Tax Claim” has the meaning set forth in Section 8.4.
“Tax Dispute” has the meaning set forth in Section 8.2(c).

“Tax Dispute Date” has the meaning set forth in Section 8.2(c).
“Tax Indemnifying Party” has the meaning set forth in Section 8.2(c).
“Tax Package” has the meaning set forth in Section 8.5(b).
“Tax Referee” has the meaning set forth in Section 8.2(c).
“Tax Return” means any return, form (including, without limitation IRS Form 8275 or 8275 R), report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) with a Taxing Authority.
“Taxes” means all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add on, value added, capital taxes, withholding and other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), interest, and additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return. “Taxes” also includes any liabilities or obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502 6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law), including any liability for Taxes as a transferee or successor, by Contract or otherwise.
“Taxi and Truck Program” means, collectively, the Taxi and Limo Program and the Truck Program.
“Taxi and Limo Program” means Gateway's public auto program writing commercial auto insurance for small to mid size taxi and limousine drivers, and also includes any paratransit or any other similar operators of light vehicles in the public automobile insurance space.
“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Claim” has the meaning set forth in Section 7.3(a).
“Transaction Agreements” means, collectively, this Agreement and each other agreement or instruments executed by the Parties, and their respective Affiliates, in connection with the consummation of the transactions contemplated hereby, including, without limitation, the WC Reinsurance Agreement.
“Transfer Taxes” has the meaning set forth in Section 8.6.
“Transferred Companies” means the Company and Gateway.
“Treasury Regulations” means the final, temporary or proposed regulations promulgated by the United States Department of the Treasury Department under the Code.
“Truck Program” will mean Gateway's long haul truck program writing commercial auto, cargo and general liability insurance for small to mid size truckers.
“WC Program” means Gateway's workers' compensation line of business for roofing contractors.
“WC Reinsurance Agreement” means the Quota Share Agreement substantially in the form of Exhibit B hereto.
“WC Reinsurance Transaction” means the consummation, concurrent with the Closing, of the transactions contemplated by the WC Reinsurance Agreement.

“WC Reinsurer” means (i) Patriot Insurance Company, Ltd., a Bermuda company, or (ii) such other reinsurance entity as is designated by Seller and is reasonably acceptable to Buyer; provided that, in the case that such party under (i) or (ii) is no longer a party to the WC Reinsurance Agreement for any reason, other than by reason of a commutation of all liabilities under the WC Reinsurance Agreement, Seller will remain liable for the obligations of WC Reinsurer thereunder and for the replacement of any reinsurer with another reinsurer such that Gateway shall continue to take credit for any such reinsurance on its financial statements.
“WC Renewal Rights” means Gateway's rights to insurance policy renewals under its WC Program.
“WC Renewal Rights Proceeds” means any proceeds received by Gateway from the sale of the WC Renewal Rights between September 30, 2012 and the Closing Date.
ARTICLE II

PURCHASE AND SALE OF CAPITAL STOCK
SECTION 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, the Company Shares, free and clear of all Liens and Preemptive Rights.
SECTION 2.2 Purchase Price.
(a)    Purchase Price Calculation. The aggregate purchase price for the Company Shares (the “Purchase Price”) will, subject to Sections 2.2(d) and 2.3 hereof, be as follows: (i) the GAAP book value of the Company as of the Closing Date after giving effect to the WC Reinsurance Transaction and disregarding any reserves for CIE Claims (the “Book Value”), minus (ii) DTAs of the Company (net of the DTLs of the Company), minus (iii) Deferred Policy Acquisition Costs, plus (iii) $2,000,000, plus (iv) any WC Renewal Rights Proceeds (in each case, as adjusted post closing pursuant to Sections 2.2(d) and 2.3). For purposes hereof, the Purchase Price calculation will be determined in accordance with GAAP consistently applied and in a manner consistent with the example calculation (prepared based on the Company's preliminary unaudited consolidated balance sheet contained in its GAAP Financial Statement as of September 30, 2012 provided to Buyer on October 23, 2012) attached hereto as Exhibit C (the “Purchase Price Calculation and Payment Methodology”).
(b)    Purchase Price Payment. Subject to Sections 2.2(d) and 2.3 hereof, the Purchase Price payment will consist of the following: (i) the number of shares of Buyer Preferred Stock equal to the Buyer Preferred Stock Amount (which for purposes of Closing will be calculated as (A) the Holdback Reserves Estimate as of September 30, 2012, less (B) September 30 Holdback Reserves, plus (C) $2,000,000 (the “Estimated Buyer Preferred Stock Amount”)) divided by the Preferred Stock Share Price (the “Closing Preferred Shares”), plus (ii) if the Special Dividend has not been paid at or before Closing, the Buyer's Note (as determined pursuant to Section 2.2(c) below), plus (iii) any remaining portion of the Purchase Price will be payable in cash by wire transfer of immediately available funds to an account or account designated in writing by Seller (the “Cash Payment”). For purposes hereof, the manner of payment of the Purchase Price will be determined in a manner consistent with the example included with the Purchase Price Calculation and Payment Methodology. For purposes of Closing the amount of the Cash Payment will be estimated in accordance with Section 2.2(d)(i) (the “Estimated Cash Payment”).
(c)    Special Dividend and Buyer Note. In accordance with Section 5.2(c), in the event the special dividend of six million dollars ($6,000,000) (the “Special Dividend”) requested by Gateway to be payable to Company immediately prior to Closing (followed by an immediate dividend of the same amount from Company to Seller) is not approved by the Missouri Department prior to Closing, Buyer will issue a note at Closing in favor of Seller in the amount of six million dollars ($6,000,000) less the portion of the Special Dividend (if any) actually approved by the Missouri Department (the “Buyer Note”) on the terms set forth on Exhibit D hereto. For the avoidance of doubt, in no event will the amount of the Special Dividend, Buyer Note or combination thereof exceed six million dollars ($6,000,000) in the aggregate.

(d)    Adjustments to Purchase Price.
(i)    Within ten (10) Business Days prior to the Closing Date, but in no event less than three (3) Business Days prior to the Closing Date, Seller will prepare and deliver (or cause to be prepared and delivered) to Buyer, a certificate of the principal financial officer of Seller that contains a reasonable good faith estimate of (A) a consolidated balance sheet of Company as of the Effective Date (the “Estimated Closing Balance Sheet”) setting forth the Book Value, DTAs, Deferred Policy Acquisition Costs and WC Renewal Rights Proceeds estimated as of the Closing Date, (B) the Purchase Price calculation as of the Effective Date (disregarding reserves for CIE Claims), as (the “Estimated Purchase Price”) and (C) the manner of payment of the Estimated Purchase Price in accordance with Section 2.2(b) at the Closing, including, the number of Closing Preferred Shares to be issued, identifying whether there will be a Special Dividend or Buyer Note and the amount of the Estimated Cash Payment, in each case, together with work papers in support thereof, which estimate will be prepared in a manner consistent with Exhibit C and will be, in all cases, reasonably acceptable to Buyer.
(ii)    Not later than ninety (90) days after the Closing Date, Buyer will prepare and deliver (or cause to be prepared and delivered) to Seller (A) a balance sheet of the Company as of the Effective Date (the “Closing Balance Sheet”) setting forth the Book Value, Deferred Policy Acquisition Costs and WC Renewal Rights Proceeds as of the Effective Date (disregarding any reserves for CIE Claims), together with work papers in support thereof, which will be prepared in a manner consistent with Exhibit C (the “Closing Statements”), and (B) Buyer's computation of the amount (the “Closing Adjustment Amount”) by which each component of the Purchase Price, other than the DTAs (the “Final Closing Amounts”), exceeds or is less than the estimated amounts therefor set forth on the Estimated Closing Balance Sheet (the “Estimated Closing Amounts”).
(iii)    Within sixty (60) days after Seller's receipt of the Closing Statements (the “Notice Period”), Seller will deliver notice in writing to Buyer of either (i) Seller's agreement as to the Final Closing Amounts and Buyer's computation of the Closing Adjustment Amount or (ii) Seller's dispute thereof (if any), specifying in reasonable detail the nature of its dispute (any such items in dispute, the “Disputed Items” and any such notice of the Disputed Items, the “Dispute Notice”). If Seller fails to deliver to Buyer a Dispute Notice within the Notice Period, the Final Closing Amounts and Buyer's computation of the Closing Adjustment Amount, if any, will be final and binding on the Parties. If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Notice Period, each Party will cooperate and will cause its representatives to cooperate with the other Party and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Seller and Buyer (such resolved Disputed Items, “Resolved Items”) within fifteen (15) days of receipt of the Dispute Notice or such other time as is mutually agreed in writing by Seller and Buyer (the “Dispute Period”) will be final and binding on the Parties. If at the end of the Dispute Period, Seller and Buyer have failed to reach agreement with respect to any Disputed Items (such unresolved Disputed Items, “Remaining Disputed Items”), such Remaining Disputed Items will, within twenty (20) days after the expiration of the Dispute Period, be submitted to the Independent Expert. The Independent Expert may consider only the Remaining Disputed Items and must resolve such Remaining Disputed Items in accordance with the terms and provisions of this Agreement. The Independent Expert will deliver to Buyer and Seller, as promptly as practicable and in any event within forty five (45) days after its appointment, a written report setting forth the resolution of each Remaining Disputed Item, the resulting adjustments to the Purchase Price (taking into account the Resolved Items and its resolution of the Remaining Disputed Items), and its computation of the Closing Adjustment Amount. Except in the case of fraud the conclusions in such report will be final and binding upon the Parties. Each of Buyer and Seller will (A) bear all of its fees, costs and expenses incurred by it and its Affiliates in connection with the resolution of the Disputed Items and (B) pay one half of the fees and costs of the Independent Expert.
(e)    On or before the second (2nd) Business Day after Buyer and Seller agree (or are deemed to agree) to the Closing Adjustment Amount or Buyer and Seller receive notice of any final determination of the Closing Adjustment Amount by the Independent Expert, as applicable, (the “Settlement Date”) (A) Seller will pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer the amount by which the Estimated Closing Amounts exceeds the Final Closing Amounts or (B) Buyer will pay to Seller by wire transfer of immediately available funds to an account designated by Seller the amount by which the Final Closing Amounts exceeds the Estimated Closing Amounts (either such payment, the “Closing Adjustment Payment”). The Closing

Adjustment Payment will be made by wire transfer of immediately available funds to the account or accounts designated in writing by, as applicable, Buyer or Seller.
SECTION 2.3 Other Post Closing Adjustments.
(a)    Buyer Preferred Stock Amount Adjustments.
(i)    Within sixty (60) days following the Effective Date, Buyer will provide Seller with a statement of Effective Date Holdback Reserves and a Holdback Reserves Estimate as of the Effective Date (“Effective Date Holdback Reserves Estimate”). If the Estimated Buyer Preferred Stock Amount exceeds the Buyer Preferred Stock Amount, Buyer will cause the number of shares of Buyer Preferred Stock equal to the excess divided by the Preferred Stock Purchase Price to be cancelled on the books of Buyer. If the Buyer Preferred Stock Amount exceeds the Estimated Preferred Stock Amount, Buyer will cause to be issued to Seller on the books of Buyer the number of shares of Buyer Preferred Stock equal to the amount of such excess divided by the Preferred Stock Purchase Price. Any disputes by Seller with respect to the Buyer Preferred Stock Amount will be resolved by the Independent Expert in a manner consistent with Section 2.2(d)(iii).
(ii)    Prior to the occurrence of an Optional Redemption or the Final Preferred Stock Adjustment Date, the Buyer Preferred Stock Amount and the number of shares of Buyer Preferred Stock held by Seller will be adjusted following December 31 of each calendar year as follows (and a final adjustment using the same process will be made on the Final Preferred Stock Adjustment Date, if an Optional Redemption has not yet occurred prior to such date):
(A)    Within sixty (60) days following December 31 of an applicable calendar year, Buyer will provide Seller with a statement of any Loss Developments for the twelve months ending on December 31 of such calendar year, together with the amount of any Loss Development Increase or Loss Development Decrease, if any, (each, a “Loss Development Statement”), together with any actuarial report supporting such Loss Development Increase or Loss Development Decrease prepared by or for Buyer. Subject to any reasonable non-disclosure conditions required by Buyer's independent actuary, Buyer will provide Seller with data and information reasonably requested by Seller that supports such Loss Development Statement. Any disputes by Seller with a Loss Development Statement will be resolved by the Independent Expert in a manner consistent with Section 2.2(d)(iii); provided that in connection with any such dispute, Seller (at its expense) will be entitled to select an independent actuary (which selection will be subject to the consent of Buyer (such consent not to be unreasonably withheld)) to review Buyer's actuarial report supporting the applicable Loss Development Statement; provided further, that if the amount of such Loss Development Increase or Loss Development Decrease as determined by the Independent Expert is twenty percent (20%) less or more, as the case may be, than that indicated in the Loss Development Statement, Seller's reasonable expenses of retaining such independent actuary shall be paid by Buyer.
(B)    In the event of any Loss Development in excess of the applicable Holdback Reserve therefor (a “Loss Development Increase”), the Buyer Preferred Stock Amount will be reduced on a dollar for dollar basis by the amount of such Loss Development Increase (the “Excess Amount”) and Buyer will cause the number of shares of Buyer Preferred Stock held by Seller equal to the Excess Amount divided by the Preferred Stock Share Price to be cancelled on the books of the Buyer.
(C)    In the event of any Loss Development that is less than the applicable Holdback Reserve therefor (a “Loss Development Decrease”) the Buyer Preferred Stock Amount will be increased by $1.00 for each dollar of such Loss Development Decrease to the extent of any prior Loss Development Increase and thereafter $0.75 for each dollar of such Loss Development Decrease (in the aggregate, the “Decrease Amount”) and Buyer will cause to be issued to Seller on the books of Buyer the number of shares of Buyer Preferred Stock equal to the Decrease Amount divided by the Preferred Stock Share Price.
(iii)    In connection with an Optional Redemption:
(A)    If Buyer elects to exercise its Optional Redemption rights, it will provide Seller with no less than sixty (60) days prior written notice thereof (an “Optional Redemption Notice”, and Seller will have the right to elect, within ten (10) days of receipt of the Optional Redemption Notice, (1) that the Parties make a final determination of the amount of the Loss Development Increase or Loss Development Decrease, as the case may be, based on a Holdback Reserves Estimate (a “Final Preferred Stock Adjustment Determination”) for purposes of determining the final number of shares of Buyer Preferred Stock held by Seller on the redemption date, in which case the Redemption Payment will be paid to Seller in cash, or (2) to require the Redemption Payment to be made in the form of the Holdback Note.
(B)    In the event that Seller elects a Final Preferred Stock Adjustment Determination, the Parties will use commercially reasonable efforts to cause an updated Holdback Reserves Estimate to be delivered within thirty (30) days of such election. Within ten (10) days of the receipt thereof, Buyer will prepare and deliver to Seller a statement of the aggregate estimated Loss Development based on the Holdback Reserves Estimate and the aggregate estimated Loss Development Increase or estimated Loss Development Decrease, as the case may be, which will take into account any previous adjustments pursuant to Section 2.3(a)(i) (an “Estimated Loss Development Statement”), together with any actuarial report supporting such Loss Development Increase or Loss Development Decrease prepared by or for Buyer. Subject to any reasonable non-disclosure conditions required by Buyer's independent actuary, Buyer will provide Seller with data and information reasonably requested by Seller that supports such Estimated Loss Development Statement. Any disputes by Seller with an Estimated Loss Development Statement will be resolved by the Independent Expert in a manner consistent with Section 2.2(d)(iii); provided that in connection with any such dispute, Seller (at its expense) will be entitled to select an independent actuary (which selection will be subject to the consent of Buyer (such consent not to be unreasonably withheld)) to either (i) review Buyer's actuarial report supporting the applicable Loss Development Statement or (ii) prepare an actuarial report supporting the Estimated Loss Development Statement. Any estimated Loss Development Increase or estimated Loss Development Decrease as finally determined by the Parties or the Independent Expert will result in the cancellation or issuance of shares of Buyer Preferred Stock in a manner consistent with Sections 2.3(a)(i)(B) and (C) for purposes of determining the number of shares of Buyer Preferred Stock to be redeemed; provided further, that if the amount of such estimated Loss Development Increase or Loss Development Decrease as determined pursuant to the immediately preceding sentence is twenty percent (20%) less or more, as the case may be, than that indicated in the Estimated Loss Development Statement, Seller's reasonable expenses of retaining such independent actuary shall be paid by Buyer.
(b)    Deferred Tax Assets and Deferred Tax Liabilities. After the Post Closing Adjustment Payment is finalized in accordance with Section 2.2(d), but not later than five (5) months after the Effective Date, Seller will prepare, or cause to be prepared, and deliver to Buyer, a reasonably detailed calculation, including supporting information, of the DTAs and DTLs of the Transferred Companies as of the Closing Date (the “Proposed Final DTAs and DTLs”), which DTA and DTL calculation will be substantially in the form set forth on Exhibit E, as recomputed based on all of the facts and circumstances, including, but not limited to any tax elections actually made with respect to the acquisition of the Company (including, but not limited to, the Section 338(h)(10) Election, the election under Section 1.1502 36(d)(6)(i)(A) and the election under Section 1.848 2(g)(8)).
(i)    In connection with Seller's preparation of the Proposed Final DTAs and DTLs, to the extent that Seller does not have all relevant information in its possession, Seller and its Representatives will be permitted to review Buyer's work papers and any work papers of Buyer's independent accountants reasonably necessary for Seller's preparation of the Proposed Final DTAs and DTLs, and Buyer will make reasonably available the individuals then in its employ, in order to respond to the reasonable inquiries of Seller; provided, however, that the independent accountants of Buyer will not be obligated to make any work papers available to Seller unless and until Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(ii)    During the thirty (30) days immediately following Seller's delivery of the Proposed Final DTAs and DTLs (the “DTA DTL Review Period”), Buyer and its representatives will be permitted to review Seller's work papers and the work papers of Seller's independent accountants relating to the Proposed Final DTAs and DTLs, as well as all of Seller's books, records and other relevant information relating to the operations and finances of the Transferred Companies with respect to the period up to and including the Closing Date, and Seller will make reasonably available the individuals then in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Proposed Final DTAs and DTLs in order to respond to the reasonable inquiries of Buyer; provided, however, that the independent accountants of Seller will not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(iii)    Buyer will notify Seller in writing (the “DTA DTL Notice of Disagreement”) prior to the expiration of the DTA DTL Review Period if Buyer disagrees with the Proposed Final DTAs and DTLs. The DTA DTL Notice of Disagreement will set forth in reasonable detail the basis for such dispute, the amounts involved and Buyer's calculation of such disputed amounts. In connection with Buyer's delivery of a DTA DTL Notice of Disagreement, Buyer may request access to information related to Seller's preparation of the Proposed Final DTAs and DTLs in accordance with Section 2.3(b)(ii). If no DTA DTL Notice of Disagreement is received by Buyer prior to the expiration of the Review Period, then the Proposed Final DTAs and DTLs will be deemed to have been accepted by Buyer and will become final and binding upon the parties hereto in accordance with Section 2.3(b)(v).
(iv)    During the twenty (20) days immediately following the delivery of a DTA Notice of Disagreement (the “DTA Consultation Period”), Seller and Buyer will seek in good faith to resolve any differences that they may have with respect to the matters specified in the DTA Notice of Disagreement.
(v)    If, at the end of the DTA DTL Consultation Period, Seller and Buyer have been unable to resolve any differences that they may have with respect to the matters specified in the DTA DTL Notice of Disagreement, then Seller and Buyer will submit all matters that remain in dispute with respect to the DTA DTL Notice of Disagreement (along with a copy of the Proposed Final DTAs and DTLs marked to indicate those line items that are in dispute, if any) to the Independent Expert. Within thirty (30) days after the submission of such matters to the Independent Expert, or as soon as practicable thereafter, the Independent Expert will make a final determination, binding on the Parties, of the Proposed Final DTAs and DTLs. With respect to each disputed line item and/or calculation, such determination, if not in accordance with the position of Seller or Buyer, will not be more favorable to Buyer than the amounts advocated by Buyer in the DTA DTL Notice of Disagreement or more favorable to Seller than the amounts advocated by Seller in the Proposed Final DTAs. In connection with the Independent Expert's review, the Independent Expert may, pursuant to Section 2.3(b)(vi), request access to such information as may be required by the Independent Expert to fulfill its obligations under this Section 2.3(b)(v). The DTAs and DTLs that are final and binding on the Parties, as determined either through (A) agreement of the Parties pursuant to Section 2.3(b)(ii) or 2.3(b)(iv), (B) Buyer's failure to timely deliver a DTA DTL Notice of Disagreement pursuant to Section 2.3(b)(iii) or (C) the action of the Independent Expert pursuant to this Section 2.3(b)(v), is referred to as the “Final DTA DTL Calculation.” For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that from and after the Closing, the resolution process set forth in this Section 2.3(b) will be the sole remedy of the parties with respect to all matters and calculations expressly included in the Final DTAs and DTLs, and will not be subject to any indemnification other than pursuant to Section 8.1 of this Agreement.
(vi)    The cost of the Independent Expert's review and determination will be shared equally by Seller and Buyer. During the review by the Independent Expert, Buyer and Seller will each make available to the Independent Expert interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Expert to fulfill its obligations under Section 2.3(b)(v); provided, however, that the independent accountants of Seller or Buyer will not be obligated to make any work papers available to the Independent Expert unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(vii)    The “Final DTA Adjustment” will be an amount equal to (A) the Deferred Tax Assets set forth on the Estimated Final Balance Sheet minus (B) the Deferred Tax Assets as set forth on the Final DTA DTL Calculation. If the Final DTA Adjustment is a positive amount, then no further adjustment will be made. If the Final DTA Adjustment is a negative amount, but the Final DTAs are greater than the Final DTLs, then no further adjustment will be made. If the Final DTA Adjustment is a negative amount, but the Final DTLs are greater than the Final DTAs, the Seller shall pay the Buyer an amount equal to the amount by which the Final DTLs exceed the Final DTAs. Any such payment will be made by wire transfer of immediately available funds to an account designated by the recipient of such payment within two (2) Business Days after the Final DTA Adjustment becomes such in accordance with this Section 2.3(b)(vii), with no interest due thereon. Any payment made pursuant to this Section 2.3(b)(vii) will be treated for all Tax purposes as an adjustment to the Purchase Price.
(viii)    For no longer than twenty (20) years following the Closing, within ninety (90) days following the filing of any annual U.S. federal or state income tax return for the Company or any U.S. federal income tax return which includes the Company or Gateway, Buyer will deliver a written notice (an “Annual DTA DTL Notice”) describing any Tax savings actually realized on such return with respect to any specific DTA, as set forth in the Final DTAs and DTLs, utilized on such return (“Annual Tax Savings”), and any Tax cost incurred on such return with respect to any specific DTL set forth in the Final DTAs and DTLs (“Annual Tax Cost”). The Annual DTA-DTL notice will include appropriate supporting documentation and Seller will be entitled to speak to Buyer's accountant to determine the accuracy of the Annual DTA-DTL Notice. If the Annual Tax Savings exceeds the Annual Tax Cost, Buyer will pay to Seller, within thirty (30) days after delivery of the Annual DTA DTL Notice, an amount equal to seventy-five percent (75%) of such excess. Any such payment will be made by wire transfer of immediately available funds to an account designated by the recipient of such payment within two (2) Business Days after the receipt by Seller of the Annual DTA DTL Notice. Any payment made pursuant to this Section 2.3(b)(vii) will be treated for all Tax purposes as an adjustment to the Purchase Price. For the purposes of this paragraph, Buyer will apply DTAs to reduce its taxable income once its current deferred tax assets are used and before the Buyer applies any other deferred tax assets resulting from future transactions, and will use good faith commercially reasonable efforts to use and realize the value of any outstanding DTAs.
SECTION 2.4    Closing and Effective Date.
(a)    Unless this Agreement has been terminated pursuant to Section 9.1, the consummation of the purchase and sale of the Company Shares and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. on the fifth Business Day after the satisfaction or waiver of all of the conditions set forth in Article V at the offices of DLA Piper LLP (US), 203 N. LaSalle Street, Suite 1900, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the Parties, including by transfer of electronic or facsimile signatures, but in no event later than March 1, 2013. The actual date and time of Closing are herein referred to as the “Closing Date.”
(b)    Effective Date of Closing. For convenience, the Parties agree that, for purposes of Buyer's financial accounting and reporting and the purposes specified herein, the Closing and the WC Reinsurance Transactions and Agreements will be deemed completed as of 12:01 a.m. (CST) on the morning of January 1, 2013 (such date, the “Effective Date”).
SECTION 2.5 Closing Deliveries. At the Closing, the Parties will take the following actions:
(a)    Seller will deliver to Buyer:
(i)    a receipt evidencing receipt by Seller of the Cash Payment;
(ii)    stock certificates evidencing the Company Shares, duly endorsed in blank by Seller or accompanied by stock powers duly executed by Seller in blank in proper form for transfer, and with any required stock transfer stamps affixed thereto;
(iii)    if applicable, evidence of Seller's receipt of the Special Dividend from the Company;
(iv)    if applicable, a copy of the Buyer Note, duly executed by Seller;
(v)    evidence of the consummation of the WC Reinsurance Transaction and a duly executed copy of the WC Reinsurance Agreement;
(vi)    true, correct and complete copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Persons required to be obtained, filed or made by Seller and the Transferred Companies in satisfaction of Section 5.1(c);

(vii)    a duly executed certificate of non foreign status from Seller and the Transferred Companies and any other certifications required under Sections 897 or 1445 of the Code (as applicable), in each case, sworn under penalty of perjury and in a form and manner that complies with Sections 897 or 1445 of the Code (as applicable) and the Treasury Regulations promulgated thereunder;
(viii)    the officer's certificate contemplated in Section 5.1(a), (b) and (d);
(ix)    resignations of the directors and officers of the Transferred Companies;
(x)    evidence of the release of the Liens related to the pledge of the Company Shares to Comerica Bank;
(xi)    evidence of the forgiveness of the loan amounts owed by Company to Seller and release of the note related thereto;
(xii)    counterparts to each of the other Transaction Agreements to which Seller or either of the Transferred Companies is a party, duly executed by Seller or such Transferred Company, as applicable;
(xiii)    a copy, certified as of the Closing Date by an officer of Seller, of the resolutions of Seller's board of directors and sole shareholder authorizing the execution and delivery of this Agreement and such other Transaction Agreements to which Seller or a Transferred Company is a party, and the consummation of the transactions contemplated hereby and thereby;
(xiv)    a certificate of the Secretary or Assistant Secretary of each of Seller and the Transferred Companies, certifying (1) as to true and correct copies of each Transferred Companies' and Seller's Constituent Documents and all amendments thereto, and (2) as to the incumbency of the officers of Seller or the Transferred Companies executing any of the Transaction Agreements on behalf of Seller or the Transferred Companies;
(xv)    a good standing certificate from the Secretary of State of the State of Missouri and each state where Gateway is licensed to transact insurance as of the Closing Date, to the extent Gateway is required by Law to be registered with the Secretary of State of states other than Missouri, and a certificate of compliance from the Missouri Department for Gateway, each dated as of a date within seven (7) Business Days prior to the Closing Date;
(xvi)    a good standing certificate from the Secretary of State of the State of Missouri for the Company, dated as of a date within seven (7) Business Days prior to the Closing Date
(xvii)    all books and records of the Transferred Companies, including all original Insurance Licenses to transact insurance where Gateway is so authorized; and
(xviii)    all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.
(b)    Buyer will deliver to Seller:
(i)    the Estimated Cash Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller;
(ii)    if applicable, a copy of the Buyer Note, duly executed by Buyer;
(iii)    evidence of the issuance of the Closing Preferred Shares in the name of Seller on the books of Buyer;
(iv)    true, correct and complete copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of Section 5.2(c);
(v)    the officer's certificate contemplated in Section 5.2(a) and (b); and

(vi)    all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
SECTION 3.1 Representations and Warranties of Seller. Except as set forth on the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:
(a)    Organization, Standing and Corporate Power.
(i)    Gateway is an insurance company, and the Company is a business corporation, each duly incorporated, validly existing and in good standing under the Laws of the State of Missouri and has the requisite power and authority to own its properties and assets and to carry on its business as currently conducted. The Transferred Companies are duly qualified as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Seller Material Adverse Effect. The execution and delivery by each such Transferred Company of each of the Transaction Agreements to which it is a party, the performance by each such Transferred Company of its obligations under each of the Transaction Agreements to which it is a party and the consummation such Transferred Company of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of such Transferred Company. Each of the Transaction Agreements to which a Transferred Company is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Transferred Company. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which a Transferred Company is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of such Transferred Company, enforceable against it in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(ii)    Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Seller has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. The execution and delivery by Seller of each of the Transaction Agreements to which it is a party, the performance by Seller of its obligations under each of the Transaction Agreements to which it is a party and the consummation by Seller of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of Seller. Each of the Transaction Agreements to which Seller is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Seller. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Seller is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    Capital Structure.

(i)    The authorized capital stock of the Company and the authorized capital stock of Gateway consists solely of the shares described on Section 3.1(b)(i) of the Disclosure Schedule, of which 500 shares of the common stock of the Company and 38,150 shares of common stock of Gateway are issued and outstanding. All of the Company Shares and all of the Gateway Shares are duly authorized, validly issued, fully paid and nonassessable. As of the Date of this Agreement, and at all times up to and including the Closing Date, Seller will be the sole record and beneficial direct owner of all of the Company Shares, and the Company will be the sole record and beneficial direct owner of all of the Gateway Shares, each free and clear of all Liens and Preemptive Rights, except for Liens related to the pledge of the Company Shares to Comerica Bank, which liens will be released on the Closing Date.
(ii)    Except as set forth in Section 3.1(b)(ii) of the Disclosure Schedule,
(A)    Neither of the Transferred Companies has issued, nor currently has outstanding, any bonds, debentures, notes, debt instruments or other indebtedness;
(B)    there are no outstanding or authorized (1) options, warrants, redemption rights, repurchase rights, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require Seller or its Affiliates (including either of the Transferred Companies) to purchase or issue, sell, or otherwise cause to become outstanding, as applicable, any capital stock or equity interests of either of the Transferred Companies; or (2) stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Transferred Companies ((1) and (2) collectively, “Preemptive Rights”);
(C)    there are no (1) voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock or equity interests of either of the Transferred Companies; (2) bonds, debentures, notes, debt instruments or other indebtedness of the Transferred Companies having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the stockholders or equity holders of either of the Transferred Companies may vote; (3) securities or obligations exercisable or exchangeable for, or convertible into, any capital stock or equity interests of either of the Transferred Companies; or (4) agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly obligates Seller or any of its Affiliates (including the Transferred Companies) to grant, offer or enter into any of the foregoing; and
(D)    except for portfolio investments made in the Ordinary Course of Business, neither of the Transferred Companies (x) owns, of record or beneficially, directly or indirectly, any membership interest, common stock, any other voting stock or similar equity securities (including options, warrants, rights, commitments or agreements to acquire such equity securities) of any Person or any right (contingent or otherwise) to acquire the same; or (y) otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person.
(c)    Non Contravention; Consents.
(i)    Except as set forth on Section 3.1(c) of the Disclosure Schedule, the execution, delivery and performance of Seller and the Transferred Companies under any Transaction Agreement to which any of them is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of the Constituent Documents of Seller or of either of the Transferred Companies; (B) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination under, any Contract, permit, license or instrument to which the either of the Transferred Companies is a party and to which a Governmental Entity is not a party; or (C) subject to the matters referred to in Section 3.1(c)(ii), contravene any Requirements of Law (or Insurance Licenses) applicable or issued to Seller or either of the Transferred Companies in any material respect.
(ii)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Seller or the Transferred Companies in connection with the execution and delivery of any Transaction Agreement by Seller and such Transferred Company or the consummation by Seller or such Transferred Company of any of the transactions contemplated hereby or thereby, except for (A) the approvals, filings and notices required under the insurance Laws of the State of Missouri necessary to, prior to the Closing, authorize the payment of the Special Dividend, (B) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.1(c)(ii) of the Disclosure Schedule; and (C) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make could not reasonably be expected to have a Seller Material Adverse Effect.
(d)    Financial Statements; Reserves; Actuarial Results.
(i)    Seller has previously delivered to Buyer true, correct and complete copies of (A) the annual audited statutory statements of Gateway prepared in accordance with SAP as of and for the years ended December 31, 2011, 2010 and 2009, including the exhibits, schedules and notes thereto (collectively, the “Audited SAP Statements”), and (B) the quarterly unaudited statutory statements of Gateway prepared in accordance with SAP for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, including the exhibits, schedules and notes thereto (together with the Audited SAP Statements, collectively referred to herein as the “SAP Statements”). The SAP Statements present fairly, in all material respects, the financial condition and results of operations of Gateway at the respective dates and for the periods covered by such statements in conformity with SAP applied consistently, subject to normal recurring year end adjustments. There has been no material change in Gateway's accounting policies or practices, including, without limitation, permitted practices, in each of the past three (3) fiscal years ended December 31, 2011, except as stated in the SAP Statements.
(ii)    Seller has previously delivered to Buyer true, correct and complete copies of (A) the audited financial statements of the Company as of and for the years ended December 2011, 2010 and 2009 and (B) the unaudited income statements and balance sheets of Seller as of and for the nine-month period ending September 30, 2012 (collectively the “GAAP Financial Statements”). The GAAP Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Company at the respective dates and for the periods covered by such statements in conformity with GAAP applied consistently, subject to normal recurring year end adjustments. There has been no material change in the Company's accounting policies in each of the past three (3) fiscal years ended December 31, 2011, except as stated in the GAAP Statements.
(iii)    The aggregate reserves of Gateway recorded in the Audited SAP Statements and the GAAP Financial Statements have been determined in all material respects in accordance with generally accepted actuarial principles consistently applied. The insurance reserving practices and policies of Gateway have not changed, in any material respect, since January 1, 2012.
(iv)    Seller has previously delivered to Buyer a true and complete copy of the actuarial report prepared by Gateway's actuaries for the period ending on December 31, 2011, and all attachments, addenda, supplements and modifications thereto (each, a “Company Actuarial Analysis”), and all information provided by Gateway to the actuary preparing the Company Actuarial Analysis regarding the reserves of the Company, to the extent that such information is not set forth in the SAP Statements and the GAAP Financial Statements, was, to the Knowledge of Seller, true, correct and complete. Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, since December 31, 2011, Gateway has not adjusted its insurance reserves except in the Ordinary Course of Business.
(e)    Absence of Undisclosed Liabilities. Neither of the Transferred Companies has any debts, commitments, liabilities or obligations of any kind or nature whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, due or to become due, determined, determinable or otherwise (and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a debt, commitment, liability or obligation) except (i) as disclosed in the SAP Statements or the GAAP Financial Statements, including in the notes thereto and (ii) for liabilities or obligations that were incurred in the Ordinary Course of Business since October 1, 2012.
(f)    Rights to the Company Shares and Gateway Shares. Neither the Company Shares nor the Gateway Shares are subject to any Liens or Preemptive Rights, other than with respect to the pledge of the Company Shares to Comerica Bank.

(g)    Employees; Labor Matters. Neither Transferred Company is a party to any labor or collective bargaining agreement or other agreement with any labor organization applicable to any employees of the Company or Gateway. Except as set forth in Section 3.1(g) of the Disclosure Schedule there are no pending or, to the Knowledge of Seller, threatened complaints, charges or claims against either of the Transferred Companies in connection with or relating to the employment or termination of employment of any Person.
(h)    Benefit Plans.
(i)    Neither of the Transferred Companies has any liability with respect to any benefit plan or arrangement other than the Employee Benefit Plans specified in Section 3.1(h) of the Disclosure Schedule. The Transferred Companies and each ERISA Affiliate has made available to the Buyer a copy or description of each Employee Benefit Plan currently in effect and a copy of any applicable amendment, summary plan description, favorable advisory, determination, or opinion letter issued by the IRS, trust document, each annual report on Form 5500 (including any schedule or financial statement) for the most recent three plan years, group insurance contract, administrative service agreement, form of participant communication required by law, and reports or registration statements filed with any Governmental Entity. All such Employee Benefit Plans conform (and have at all times conformed) in all material respects to the requirements of ERISA, the Code and all other applicable Requirements of Law. Each such Employee Benefit Plan has been maintained in all material respects in accordance with its documents and with all applicable provisions of the Code, ERISA and other applicable Requirements of Law; and all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable Requirements of Law have been satisfied in all material respects with respect to each Employee Benefit Plan. Except as identified in Section 3.1(h) of the Disclosure Schedule, neither Transferred Company sponsors, maintains or contributes to (or, since December 31, 2005, sponsored, maintained or contributed to), or has any liability with respect to, any (1) “employee benefit plan” subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (2) plan or arrangement subject to Section 409A of the Code that results in additional taxation under that Code Section or provides indemnification or tax gross up for such additional taxation; or (3) plan subject to non U.S. law.
(ii)    With respect to each Employee Benefit Plan, there has occurred no non exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that is reasonably likely to result in any material liability, direct or indirect, after the date hereof for either of the Transferred Companies or any stockholder or other equity holder, officer, director, or employee of either of the Transferred Companies.
(iii)    Since December 31, 2005 (and to Seller's Knowledge, for all prior periods), the Seller and each of the Transferred Companies have paid all amounts that each of them are required to pay as contributions to the Employee Benefit Plans as of the last day of the most recent quarter of each of the Employee Benefit Plans; all benefits accrued under any funded or unfunded Employee Benefit Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and SAP as of the most recent GAAP Financial Statements and SAP Statements; and all monies withheld from employee paychecks with respect to Employee Benefit Plans have been transferred to the appropriate Employee Benefit Plan in a timely manner as required by applicable Requirements of Law.
(iv)    Since December 31, 2005 (and to Seller's Knowledge, for all prior periods), the Company has not incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or, to Seller's Knowledge, threatened claims by or on behalf of any Employee Benefit Plans, or by or on behalf of any participants or beneficiaries of any Employee Benefit Plans or other Persons, alleging any breach of fiduciary duty on the part of the Company or any of their officers, directors or employees under ERISA or any applicable Requirements of Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Employee Benefit Plan under any IRS program.
(v)    No Employee Benefit Plan currently maintained by either of the Transferred Companies or to which either of the Transferred Companies may have liability, contains any provision or is subject to any

Requirements of Law that could prohibit the transactions contemplated by any Transaction Agreement or that could give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by any Transaction Agreement, and no payments or benefits under any Employee Benefit Plan or other agreement of Seller, the Transferred Companies or any Affiliate will be considered “excess parachute payments” under Section 280G of the Code. Except as set forth in Section 3.1(h)(v) of the Disclosure Schedule, neither Seller nor either of the Transferred Companies has declared or paid any bonus compensation to any employee or officer of either of the Transferred Companies in contemplation of the transactions contemplated by any Transaction Agreement. No payments or benefits under any Employee Benefit Plan or other agreement of Seller or either of the Transferred Companies are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Subject to applicable Requirements of Law, each Employee Benefit Plan may be amended or terminated by either of the Transferred Companies or their ERISA Affiliates at any time without the consent of participants and without liability, other than routine claims for benefits and reasonable administrative expenses.
(vi)    With respect to any Employee Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (A) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that could result in the imposition of a tax under Section 4976(a) of the Code, (C) any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and has complied, in all material respects, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Requirements of Law, and (D) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.
(vii)    All Persons classified by the Company as independent contractors at the present time and since December 31, 2005 (and to Seller's Knowledge, during any prior periods) satisfy and satisfied the requirements of applicable Requirements of Law to be so classified; the Transferred Companies have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and neither of the Transferred Companies have any obligations to provide benefits with respect to such Persons under Employee Benefit Plans or otherwise. No individuals are currently providing, or have provided since December 31, 2005(and to Seller's Knowledge, during any prior periods) , services to either of the Transferred Companies pursuant to a leasing agreement or similar type of arrangement, nor has the Transferred Companies entered into any arrangement whereby services will be provided by such individuals.
(viii)    There have been no requests for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code
(ix)    Neither of the Transferred Companies has incurred any liability since December 31, 2005 (and to Seller's Knowledge, during any prior periods) to the Pension Benefit Guaranty Corporation (“PBGC”) under Section 4001 et seq. of ERISA. Except as identified in Section 3.1(h)(ix) of the Disclosure Schedule, no condition exists that is reasonably likely to result in the Company incurring liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.
(x)    There has not been, with regard to any Pension Plan, any reportable event, as defined in Section 4043 of ERISA, that is required to be reported to the PBGC by law or regulation.
(xi)    Neither Seller nor either Transferred Company contributes to a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or has contributed to a Multiemployer Plan.
(i)    Absence of Certain Changes or Events. Since January 1, 2012, there has not been any Seller Material Adverse Effect and the Transferred Companies conducted their business in all material respects in the Ordinary Course of Business. Except (i) as contemplated or permitted by this Agreement or (ii) as disclosed in Section 3.1(i)

of the Disclosure Schedule, since January 1, 2012 there has not occurred any of the actions or events listed in Section 4.1.
(j)    Taxes. Except as identified in Section 3.1(j) of the Disclosure Schedule:
(i)    All Tax Returns required to be filed with respect to the Transferred Companies with any relevant Taxing Authority have been duly and timely filed in the manner prescribed by applicable Requirements of Law (taking into account all valid extensions) and such Tax Returns were correct and complete in all material respect. All Taxes reflected as due and owing by the Transferred Companies have been paid. To the Knowledge of Seller, no claim has ever been made by a Taxing Authority in a jurisdiction where the Transferred Companies do not file Tax Returns that the Transferred Companies are or may be subject to taxation by that jurisdiction.
(ii)    Neither of Seller nor either Transferred Company has received from any Taxing Authority (including jurisdictions where the Transferred Companies have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review; (B) written request for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Transferred Companies. Section 3.1(j)(ii) of the Disclosure Schedule lists all material Tax Returns filed with respect to the Transferred Companies for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to the Transferred Companies filed or received since December 31, 2005.
(iii)    Neither Seller nor the Transferred Companies with respect to the Transferred Companies has executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any amounts of Taxes that will be in force after the Closing Date, and no power of attorney granted by the Transferred Companies or Seller with respect to the Transferred Companies prior to the Closing Date will remain in effect after the Closing Date. Neither Seller nor the Transferred Companies with respect to the Transferred Companies is a party to or bound by any closing agreement, offer in compromise, or similar agreement with any Taxing Authority. Neither Seller nor the Transferred Companies with respect to the Transferred Companies is a party to any Action by any Taxing Authority. To the knowledge of Seller, there are no pending or threatened Actions by any Taxing Authority.
(iv)    There are no Liens for any Taxes upon the properties or assets of the Transferred Companies or on the Company Shares or the Gateway Shares, other than for current Taxes not yet due and payable.
(v)    There are no Tax rulings, requests for rulings, closing agreements or other similar agreements (including any gain recognition agreements under Section 367 of the Code and applications for a material change in accounting method or to change the basis for determining items under Section 481 or Section 807 of the Code) in effect or filed with any Tax Authority relating to the Transferred Companies which could affect the Transferred Companies' liability for Taxes for any taxable period (or portion thereof) after the Closing Date.
(vi)    The Transferred Companies have not received a written tax opinion with respect to any transaction relating to the Transferred Companies other than a transaction in the ordinary course of business.
(vii)    No claim is pending or, to the Knowledge of Seller, threatened by a Tax Authority in a jurisdiction where the Transferred Companies do not file Tax Returns or pay Taxes that the Transferred Companies are or may be subject to Tax in that jurisdiction.
(viii)    The Transferred Companies are not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.
(ix)    The Transferred Companies (A) have not ever been a member of any affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the group of which the Transferred Companies are is presently a member or (B) do not have liability for the Taxes of any Person under Section 1.1502

6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.
(x)    The Transferred Companies are not a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).
(xi)    The Transferred Companies have not ever been a United States real property corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(xii)    The Transferred Companies have not ever been a party to any joint venture, partnership or other Contract that could reasonably be expected to be treated as a partnership for tax purposes.
(xiii)    The Transferred Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and complied with all information reporting, backup withholding provisions and similar provisions of applicable Tax Law.
(xiv)    The Transferred Companies have sufficient information contained in their records to calculate any taxable income or allowable loss that may arise as the result of the disposition of properties or assets owned by the Transferred Companies at the Closing Date.
(xv)    The Transferred Companies have not engaged in or been a “material advisor” or “promoter” (as those terms are defined in Sections 6111 and 6112 of the Code and the U.S. Treasury Regulations promulgated thereunder) with respect to any “reportable transaction” within Section 6011 of the Code and Section 1.6011 4 of the Treasury Regulations.
(xvi)    The Transferred Companies have not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (1) in the two (2) years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(xvii)    The Transferred Companies will not be required to include any adjustment in taxable income for any Tax period or portion thereof after the Closing Date under Section 481(c) or 807(f) of the Code (or any similar provision of the Tax Laws of any jurisdiction).
(xviii)    Seller has delivered to Buyer complete and correct schedules, as of September 30, 2012 of the Tax attributes of the Transferred Companies. No Tax attribute of the Transferred Companies is currently subject to a limitation under Section 382 or Section 383 of the Code.
(xix)    The Transferred Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.
(xx)    No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Transferred Companies.

(xxi)    The Transferred Companies have not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred, nor has it been deemed to have transferred, any intangible asset the transfer of which could be subject to the rules of Section 367(d) of the Code.
(xxii)    Notwithstanding the foregoing, no representation is made in this Section 3.1(j) with respect to any taxable period with respect to which the statute of limitations has already closed.
(k)    Compliance with Applicable Law.
(i)    Except as set forth in Section 3.1(k) of the Disclosure Schedule, (A) each of the Transferred Companies have in full force and effect all federal, state, local and foreign governmental approvals, authorizations, consents, licenses and permits (excluding Insurance Licenses, collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their business as now conducted; (B) each of the Transferred Companies is in compliance with all applicable Requirements of Law in all material respects; (C) no event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (x) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply with, any applicable Requirements of Law by either of the Transferred Companies, or (y) would likely result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit; (D) neither of Seller nor either of the Transferred Companies has received any written notice or other communication from any Governmental Entity or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Requirements of Law in any material respect, or (y) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which has not been resolved; and (E) all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other material filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity.
(ii)    Without limiting the generality of the representations and warranties made in Section 3.1(k)(i), and based upon the Transferred Companies' ownership, possession or operation of Real Property, if any: (A) each of the Transferred Companies is, and at all times since December 31, 2005 has been, in compliance with all Environmental Laws; (B) neither Transferred Company is subject to any outstanding Order relating to compliance with any Environmental Laws or to the investigation or cleanup of any Hazardous Materials; (C) there are no claims, actions, proceedings, investigations or violations relating to any Environmental Law pending, or, to the Knowledge of Seller, threatened against either of the Transferred Companies; and (D) to Seller's Knowledge there are no past or present actions, circumstances, conditions, events or incidents relating to the presence, handling, transportation, disposal, release or threatened release of any Hazardous Material that could reasonably be expected to impose any material obligation on either of the Transferred Companies or form the basis of any material claim under any Environmental Law.
(l)    Litigation.
(i)    Except in the Ordinary Course of Business in connection with the policies of insurance written by Gateway, there are no Actions or Orders issued, pending or, to the Knowledge of Seller, threatened against either of the Transferred Companies on any of their respective properties or assets, at law, in equity or otherwise, in, before or by, or otherwise involving any Governmental Entity or other Person. Seller has delivered or made available to Buyer true, correct and complete list of each current and ongoing Action and Order arising in the Ordinary Course of Business in connection with the policies of insurance written by the Company, and prior to the Closing will make available to Buyer true, correct and complete copies of all pleadings, correspondence and other documents relating to such Actions and Orders. There are no unsatisfied judgments or outstanding injunctions, decrees, or awards against either of the Transferred Companies or against any of their respective assets, businesses or properties.
(ii)    Each Transferred Company is, and at all times since December 31, 2005 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned or used by it, is or has been subject. Neither Seller nor either of the Transferred Companies has received any written notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which either of the Transferred Companies or any of the properties or assets owned or used by either of them, is or has been subject.
(m)    Contracts. Section 3.1(m) of the Disclosure Schedule lists the Contracts (other than policies of insurance written by Gateway in the Ordinary Course of Business) to which either of the Transferred Companies is a party or by which it or properties or assets owned or used by it are bound or affected which (i) involve payments to or from either of the Transferred Companies of greater than $25,000, (ii) commit either of the Transferred Companies to pay any fees, bonus or other amount upon or following any threatened or actual change in control, or change in the nature of the business of such Transferred Company or (iii) contain covenants restricting, restraining or impairing the ability of (A) either of the Transferred Companies to engage in any line of business or with any Person, to compete with any Person, to do business with any Person or in any location or to employ any person or (B) any Person to obtain products or services from either of the Transferred Companies (such Contracts, collectively, the “Company Contracts”). Seller has delivered to Buyer a correct and complete copy of each written Company Contract and Section 3.1(m) of the Disclosure Schedule contains a written summary of the terms and conditions of each oral Company Contract. Each Company Contract is the legal, valid and binding obligation of the respective Transferred Company that is a party to such Company Contract, and to the Knowledge of Seller, of each other party thereto, and is enforceable in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). Neither Transferred Company is a party thereto nor, to the Knowledge of Seller, any other party, is in material violation or default of any term of any such Company Contract and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material violation or default of any Company Contract by such Transferred Company, or any other party thereto or permit the termination, modification, cancellation or acceleration of performance of the obligations of such Transferred Company that is a party thereto, or any other party to such Company Contract. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of a party or parties (other than the Company that is a party thereto) to any Company Contract to terminate, modify, cancel or accelerate the performance of the obligations of either of the Transferred Companies under such Company Contract or impose liability under the terms thereof on such Transferred Company that is a party thereto.
(n)    Insurance Matters.
(i)    Seller has provided Buyer with true, correct and complete copies of: (A) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of Gateway issued by any insurance regulatory authority since January 1, 2006, and (B) all other filings or submissions under insurance holding company statutes and regulations made by Gateway with any insurance regulatory authority since January 1, 2006. Gateway has filed all reports, registrations, filings and submissions required to be filed with any insurance regulatory authority (including without limitation, under any applicable insurance holding company statute) since January 1, 2006. All such reports, registrations, filings and submissions were in material compliance with applicable Insurance Laws when filed or as amended or supplemented, and no material deficiencies have been asserted by any Governmental Entity with respect to such reports, registrations, filings or submissions that have not been cured or remedied to the satisfaction of the applicable insurance regulatory authority.
(ii)    Except as set forth in Section 3.1(n)(ii) of the Disclosure Schedule, since December 31, 2005 (and to Seller's Knowledge, for all prior periods) (A) all policy forms issued by or on behalf of Gateway, and all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications, brochures, illustrations and certificates pertaining thereto, are, to the extent required under applicable Insurance Laws, on forms approved by applicable insurance regulatory authorities or which have, where required by applicable Insurance Laws, been approved by all applicable Governmental Entities or filed with and not objected to (or such objection has been withdrawn or resolved) by such Governmental

Entities within the period provided by applicable Insurance Laws for objection, and all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Insurance Laws and (B) all premium rates established Gateway that are required to be filed with or approved by Governmental Entities have been so filed or approved, the premiums charged conform in all material respects to the premium rating plans and underwriting methodologies so filed or approved and comply in all material respects (or complied in all material respects at the relevant time) with applicable Insurance Laws, except where the failure to comply with Insurance Laws applicable to filing and approval of such forms other Insurance Laws applicable to forms and rates would not reasonably be expected to have a Seller Material Adverse Effect.
(iii)    Without limiting the generality of the foregoing, (A) Gateway has conducted since December 31, 2005 (and to Seller's Knowledge, for all prior periods, other than as set forth in any market conduct examination by or on behalf of any state department of insurance or state insurance regulatory authority, which examination was provided to Gateway and disclosed to Buyer) and is conducting its business in compliance in all material respects with all Insurance Laws; (B) Gateway has held since December 31, 2005 (and to Seller's Knowledge, during all prior periods) and holds all qualifications, registrations, filings, licenses, permits, certificates, consents, approvals or authorizations issued or granted by Governmental Authorities, where applicable, necessary to write the types of insurance, reinsurance and other products written by it and otherwise as necessary for the conduct of their respective insurance and reinsurance businesses in each of the jurisdictions where Gateway conducts or operates, or has conducted or operated, its business (the “Insurance Licenses”); (C) all of the Insurance Licenses are valid and in full force and effect; (D) Gateway is not the subject of any pending or, to the Knowledge of Seller, threatened Action for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of its Insurance Licenses, and to the Knowledge of Seller there is no existing fact or circumstance that, individually or in the aggregate would be reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of such Insurance Licenses and (E) since December 31, 2005 (and to Seller's Knowledge, for all prior periods), Gateway has not transacted insurance or reinsurance business in any material respect in any jurisdiction requiring it to have an Insurance License to transact such business in which it did not possess such Insurance License. Section 3.1(n)(iii) of the Disclosure Schedule sets forth a true, correct and complete list of the Insurance Licenses. Seller has made available to Buyer, prior to the date hereof, true, correct, and complete copies of the Insurance Licenses.
(iv)    Gateway has marketed, sold and issued insurance products in compliance in all material respects with all applicable Requirements of Law since December 31, 2005 (and to Seller's Knowledge, during all prior periods, other than as set forth in any market conduct examination by or on behalf of any state department of insurance or state insurance regulatory authority, which examination was provided to Gateway and disclosed to Buyer). To the Knowledge of Seller, no proceeding or customer complaint has been filed with the insurance regulatory authorities that would reasonably be expected to lead to the revocation, failure to renew, limitation, suspension, restriction, or impairment of any Insurance License.
(v)    Except as set forth in Section 3.1(n)(v) of the Disclosure Schedule, all Persons through whom Gateway has placed or sold insurance and reinsurance since December 31, 2005 (and to Seller's Knowledge, for all prior periods, other than as set forth in any market conduct examination by or on behalf of any state department of insurance or state insurance regulatory authority, which examination was provided to Gateway and disclosed to Buyer) were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of the Company. Except as set forth in Section 3.1(n)(v) of the Disclosure Schedule, no agent, broker, intermediary or producer has any underwriting or binding authority on behalf of Gateway (other than underwriting and binding authority given to an agent under the terms of the agent agreement with Gateway) or is a party to any managing general agency Contract or other similar arrangement.
(vi)    Except as set forth in Section 3.1(n)(vi) of the Disclosure Schedule, no claim or assessment by any Guaranty Fund is pending, neither Seller nor Gateway has received notice of any such claim or assessment, and, to the Knowledge of Seller, there is no basis for the assertion of any such claim or assessment against Gateway by any such Guaranty Fund.

(o)    Brokers. Except as set forth in Schedule 3.1(o), no broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates (including either of the Transferred Companies), except those for which Seller will be solely responsible.
(p)    Intellectual Property.
(i)    Except as set forth in Schedule 3.1(p)(i)(A) of the Disclosure Schedule, neither of Transferred Companies own any Intellectual Property. Except for “shrink wrapped” and similar software licenses and applications that are generally available to the public, Section 3.1(p)(i)(B) of the Disclosure Schedule sets forth a list of all third party Intellectual Property licensed to or used by the Transferred Companies (the “Licensed Intellectual Property”). Except as set forth in Section 3.1(p)(i)(B) of the Disclosure Schedule, the Transferred Companies have valid rights to use the Licensed Intellectual Property free and clear of any royalty or other payment obligation to be paid after the Closing.
(ii)    To Seller's Knowledge, the Transferred Companies' use of the Licensed Intellectual Property does not conflict with or infringe on the Intellectual Property of any other Person. Neither Seller nor either of the Transferred Companies have received written notice from any other Person challenging the right of such Transferred Company to use any of the Licensed Intellectual Property.
(iii)    Except as set forth in Section 3.1(p)(iii) of the Disclosure Schedule, no party to any Contract for Licensed Intellectual Property has given written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Contract for Licensed Intellectual Property. Neither of the Transferred Companies nor, to the Knowledge of Seller, any other party to any Contract for Licensed Intellectual Property, has repudiated in writing any material provision thereof. Each Contract for Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding Order or agreement adversely affecting the Company's use thereof or its rights thereto.
(iv)    To the Knowledge of Seller, none of the Licensed Intellectual Property contains any “time bombs,” “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs or faults that (x) enable or assist any Person to access without authorization any of the Licensed Intellectual Property; or (y) otherwise materially adversely affect the functionality of the Licensed Intellectual Property, except as disclosed in its documentation. To the Knowledge of Seller, no Person has gained unauthorized access to any of the Licensed Intellectual Property. To the Knowledge of Seller, none of the Licensed Intellectual Property contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.
(q)    Property and Assets.
(i)    Except for Intellectual Property (which is excluded from this Section 3.1(q)), each of the Transferred Companies (A) have good and valid title to, or valid and subsisting leasehold interests in, all of its personal property assets and other rights (including IT Assets), free and clear of all Liens, except for Permitted Liens, and (B) own, have valid leasehold interests in or valid contractual rights to use, all of the material assets, tangible and intangible, used in its business (including IT Assets).
(ii)    Neither Transferred Company owns, nor at any time since December 31, 2005 has any Transferred Company ever owned, any Real Property.
(iii)    Except as set forth in Section 3.1(q) of the Disclosure Schedule, neither of the Transferred Companies leases any Real Property (the “Leased Real Property”) or personal property and each has the right to quiet enjoyment of all material personal property and all Leased Real Property for the full term of each such Lease (or any renewal option) relating thereto.
(iv)    To the Seller's Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting the Leased Real Property or any portion thereof or interest therein.

(r)    Certain Relationships. Except as set forth in Section 3.1(r) of the Disclosure Schedule, the Transferred Companies are not a party to any Contract with Seller or its other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to Seller's Knowledge, any employee of such Persons (the “Affiliate Agreements”). Section 3.1(r) of the Disclosure Schedule sets forth a true and complete list of all balances due under any Affiliate Agreement as of the last Business Day of the calendar month immediately preceding the Date of this Agreement. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, since January 1, 2012, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Transferred Companies or other transaction between the Transferred Companies and Seller or any of its other Affiliates, or any equityholder, partner, manager, officer or director of such Persons or, to Seller's Knowledge, any employee of such Persons, except in the Ordinary Course of Business.
(s)    Reinsurance.
(i)    Since December 31, 2005 (and to Seller's Knowledge, during any prior period), neither Seller nor either of the Transferred Companies has received any written notice of any material default under any Reinsurance Contract that is disclosed in Schedule F to Gateway's December 31, 2011 SAP Statement.
(ii)    Neither Seller nor either of the Transferred Companies has received any written notice from any other party to a Reinsurance Contract (A) that the financial condition of such other party to any Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, or (B) from any applicable reinsurer that any amount of reinsurance ceded by Gateway will be uncollectible or otherwise defaulted upon. Except as set forth on Section 3.1(s)(ii) of the Disclosure Schedule, Gateway was able to obtain full reserve credit for financial statement purposes under applicable SAP with respect to the liabilities ceded under each of the Reinsurance Contracts. Since January 1, 2012, there has not been any material change in the ability of Gateway to obtain, if so desired, full reserve credit for financial statement purposes under applicable GAAP or SAP for such liabilities.
(t)    Annuities. There are no annuities of which the claimant under an insurance policy issued by Gateway is payee but for which Gateway is contingently liable.
(u)    Accounts with Financial Institutions. Section 3.1(v) of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of each of the Transferred Companies, including any brokerage and custodial accounts for securities owned by each of the Transferred Companies, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto.
(v)    Insurance. Section 3.1(w) of the Disclosure Schedule contains a list of all in force policies of insurance maintained by each of the Transferred Companies as of the date hereof with respect to its properties and the conduct of its business, other than insurance policies in connection with Employee Benefit Plans. All such policies are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and the Transferred Companies are otherwise in compliance in all material respects with the terms and provisions of such policies. No written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Transferred Companies.
(w)    Powers of Attorney. Except as disclosed on Section 3.1(w) of the Disclosure Schedule, no Person holds a power of attorney entitling such Person to bind either of the Transferred Companies except those statutory agents for service of process.
(x)    Disclaimer. Except for the representations and warranties contained in this Section 3.1 or in any of the Transaction Agreements, Seller makes no other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller or its Affiliates (including the Transferred Companies).
SECTION 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)    Organization, Standing and Corporate Power. Buyer is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Buyer has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. Buyer is duly qualified as a foreign company to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Buyer Material Adverse Effect. The execution and delivery by Buyer of each of the Transaction Agreements to which it is a party, the performance by Buyer of its obligations under each of the Transaction Agreements to which it is a party and the consummation by Buyer of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite company action on the part of Buyer. Each of the Transaction Agreements to which Buyer is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Buyer is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws now or hereafter in effect relating to or affecting creditor's rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b)    Preferred Stock. All of the shares of Buyer Preferred Stock to be issued at the Closing are duly authorized and will at the Closing be validly issued, fully paid and nonassessable and clear of all Liens and Preemptive Rights.
(c)    Non Contravention; Consents.
(i)    Except as set forth in Section 3.2(c)(i) of the Disclosure Schedule, the execution, delivery and performance by Buyer of each Transaction Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents; or (B) subject to the matters referred to in Section 3.2(c)(ii), materially contravene any Requirements of Law applicable to Buyer.
(ii)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Buyer in connection with the execution and delivery of any Transaction Agreement by Buyer to which it is a party or the consummation by Buyer of any of the transactions contemplated hereby and thereby, except for (A) the approvals, filings and notices required under the Insurance Laws of the State of Missouri or any other state where the Company is licensed to transact insurance; (B) those consents, approvals, authorizations, declarations, filings or notices set forth in Section 3.2(c)(ii) of the Disclosure Schedule and (C) such other consents, approvals, authorizations, declarations, filings or notices which the failure to obtain or make could not reasonably be expected to have a Buyer Material Adverse Effect.
(d)    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers', finders', financial advisors' or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates, except those for which Buyer will be solely responsible.
(e)    Disclaimer. Except for the representations and warranties contained in this Section 3.2 or in any of the Transaction Agreements, Buyer makes no other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or its Affiliates.
ARTICLE IV

COVENANTS

SECTION 4.1 Conduct of Business of the Company.
Except as contemplated or permitted by this Agreement or as may be required by applicable Requirements of Law, from the Date of this Agreement to the Closing Date, the Transferred Companies will, and Seller will cause the Transferred Companies to, (i) conduct their business in all material respects in the Ordinary Course of Business; (ii) use their respective commercially reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties and its rights and franchises; (iii) not intentionally engage in any practice, take any action, fail to take any action or enter into any transaction or other agreement or arrangement which would reasonably be expected to cause any representation or warranty of Seller to be untrue at any time, or result in a breach of any covenant or obligation made by Seller in this Agreement; (iv) perform Gateway's obligations under the insurance policies written by it and the Transferred Companies' obligations under all Company Contracts; and (v) maintain their books and records in the usual, regular and ordinary manner consistent with past practice. Without limiting the foregoing, from the Date of this Agreement to the Closing, except as set forth in Section 4.1 of the Disclosure Schedule and as contemplated or permitted by this Agreement, the Transferred Companies will not, and Seller will not cause or permit the Transferred Companies to, take any of the following actions without the prior consent of Buyer which may not be unreasonably withheld:
(a)    (i) other than the Special Dividend, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity or property) in respect of, its outstanding equity interests; (ii) split, combine or reclassify any of its outstanding equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding equity interests; or (iii) purchase, redeem or otherwise acquire any outstanding equity interests of it or any rights, warrants or options to acquire any such equity;
(b)    issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities or issue any securities convertible into, or any rights, warrants or options to acquire, any such equity interests or other securities or convertible securities;
(c)    amend its Constituent Documents;
(d)    (i) acquire (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) enter into any agreement providing for the merger or consolidation of the Transferred Companies with any other Person; (iii) liquidate, dissolve, or wind up, or otherwise dispose of all or substantially all of its assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis); (iv) consider or adopt of a plan of liquidation, dissolution, rehabilitation, restructuring, recapitalization, re domestication or other reorganization; or (v) organize any new company, subsidiary or joint venture, partnership or similar arrangement;
(e)    mortgage, pledge or subject to any Lien (other than Permitted Liens) any of its properties or assets, other than Liens existing today;
(f)    sell, lease, license or otherwise dispose of any property or assets, other than Investment Assets in the Ordinary Course of Business;
(g)    create, incur, assume or guarantee any indebtedness, obligation or liability for money including, without limitation, the creation of any Lien (except for any Permitted Liens) on all or any portion of any property or assets of the Transferred Companies;
(h)    enter into, amend or modify in any material respect, or terminate any Company Contract in excess of $25,000;
(i)    make any change in its financial or statutory accounting methods, principles or practices used by it materially affecting its properties, assets or liabilities, except insofar as may be required by a change in applicable Requirements of Law, GAAP or SAP;
(j)    make any payment, accrual or commitment for capital expenditures in excess of $25,000;

(k)    make any material change in the business, condition, operations, properties, assets or liabilities of the Transferred Companies, other than in the Ordinary Course of Business;
(l)    make any material change in the underwriting, reinsurance, marketing, pricing, claim adjustment, claim processing, claim payment, reserving, financial or accounting methods, practices or policies of Gateway, except in the Ordinary Course of Business;
(m)    make any loan, advance or capital contribution to or otherwise invest in any Person;
(n)    pay, discharge, settle or satisfy any material claims, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or waive any right, in each case, other than policy claims in the Ordinary Course of Business;
(o)    adopt, amend or modify any Employee Benefit Plan of the Transferred Companies which is sponsored solely by either or both of the Transferred Companies;
(p)    (i) enter into any employment, consulting, deferred compensation, severance, retirement or other similar agreement with any director, officer, employee or agent of the Transferred Companies (or materially amend any such existing agreement); (ii) grant any severance or termination pay to any director, officer, employee or agent of the Transferred Companies; (iii) materially change any compensation payable to any director, officer, employee or agent of the Transferred Companies pursuant to any severance, retirement or similar policies or plans thereof; (iv) materially increase any compensation (including bonuses) payable or to become payable to any director, officer, employee or agent of the Transferred; or (v) materially alter any employment practices or the terms and conditions of employment;
(q)    fail to pay in full all assessments by any Guaranty Fund;
(r)    issue any new policies or underwrite any new insurance or reinsurance business of any type in any jurisdiction, whether by the Company or on its behalf, that is not in the Ordinary Course of Business;
(s)    consummate any transactions in investments not in compliance with the investment policy of Gateway as in effect on the Date of this Agreement, a true and complete copy of which has previously been delivered to Buyer;
(t)    (i) settle or compromise any Action or controversy relating to Taxes; (ii) make any request for a written ruling of a Governmental Entity relating to Taxes; or (iii) enter into a written and legally binding agreement with a Governmental Entity relating to Taxes;
(u)    terminate, cancel or amend any insurance coverage maintained with respect to any material property of the Transferred Companies or which has not been replaced by a comparable amount of insurance coverage;
(v)    make any payment under any tax allocation or similar agreement;
(w)    make, revoke, or amend any Tax election of the Transferred Companies, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax attribute of the Transferred Companies or make any payment under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding; or
(x)    approve, or enter into any Contract or commitment, whether in writing or otherwise and whether made by or on behalf of the Transferred Companies, to take any of the actions specified in this Section 4.1.
SECTION 4.2 Access to Information.
From the Date of this Agreement until the Closing Date, Seller will and will cause the Transferred Companies to afford Buyer and its officers, employees and representatives and advisors reasonable access upon reasonable advance notice at reasonable times during normal business hours to all of the Transferred Companies' properties, books, Contracts and records, and Seller will and will cause the Transferred Companies to furnish Buyer and its officers, employees, representatives and advisors such information concerning the Transferred Companies' business, properties, financial condition, operations and personnel as such Persons may from time to time reasonably request; provided, however, that any such investigation will be conducted in a manner that does not unreasonably interfere with the normal operations, customers and employee relations of Seller or the Transferred Companies. After the Closing Date, Seller will provide Buyer and its officers, employees and representatives and advisors with such information that such Persons may reasonably request in order to prepare Gateway's SAP Statements and to comply with regulatory requirements and requests. In addition, both before and after the Closing Date, Seller will instruct such Seller's and (prior to the Closing, only) the Transferred Companies' officers, employees and representatives and advisors to make themselves reasonably available during normal business hours upon reasonable notice to respond to any reasonable questions about the Transferred Companies by Buyer and Buyer's officers, employees and representatives and advisors.
SECTION 4.3 Consents, Approvals and Filings.
(a)    Seller and Buyer will each use their commercially reasonable best efforts and will cooperate fully with each other to (i) comply as promptly as practicable with all requirements of any Governmental Entity applicable to the transactions contemplated by this Agreement; (ii) obtain as promptly as practicable all Permits set forth in Section 4.3 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement (“Necessary Permits”); (iii) obtain as promptly as practicable all consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement and (iv) cause the Special Dividend to be paid to the Company (followed by an immediate dividend of the same amount from Company to Seller). In connection therewith, Seller and Buyer will make and cause their respective Affiliates to make all formal filings and material supplements thereto required pursuant to applicable Requirements of Law (such formal filings and material supplements thereto, collectively, “Material Filings”) as promptly as practicable (and in no event more than twenty (20) Business Days after the date of this Agreement) in order to facilitate the prompt consummation of the transactions contemplated by the Transaction Agreements and will promptly make, and will cause their respective Affiliates to promptly make, such Material Filings as such Governmental Entities may reasonably request, including (x) Buyer causing “Form A” or similar change of control applications to be filed in each jurisdiction where required by applicable Insurance Laws with respect to the transactions contemplated by the Transaction Agreements; (y) if required by applicable Insurance Laws, Buyer causing “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Insurance Laws and (z) Seller causing notice of Special Dividend to be filed with the Missouri Department of Insurance as required by applicable Insurance Laws. Neither Seller nor Buyer will take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any such Permits.
(b)    Each Party will provide the other Party with true, correct and complete copies of all Material Filings at least three (3) Business Days in advance of the filing or submission thereof so that the other Party has a reasonable opportunity to review and comment thereon and, subject to applicable Law relating to the sharing of information, each Party will provide the other Party with true, correct and complete copies of all material correspondence, and a written summary of all material oral conversations, between such Party (and its Affiliates) on the one hand, and any Governmental Entity on the other hand and each Party, and will advise the other Party of all material communications with Governmental Entities concerning a Material Filing. Neither Party (or their respective Affiliates) may initiate an initial meeting with any Governmental Entity in advance of or in connection with any Material Filing without providing the other Party with at least three (3) Business Days advance written notice of such contemplated meeting or communication. Each Party will use commercially reasonable best efforts to provide the other Party with advance notice of any meetings or material communications with any Governmental Entity. Buyer will not be required to provide Company or Seller with information provided with Material Filings that Buyer reasonably deems to be proprietary or confidential in nature. To the extent permitted by applicable Law, each Party may request confidential treatment of Material Filings made by it. Notwithstanding anything to the contrary in this Agreement, none of Buyer, Seller or their respective Affiliates may be required to take any action under this Section 4.3 pursuant to, or otherwise agree to or accept, any Negative Conditions or Restrictions.

(c)    The Parties acknowledge that they do not anticipate that Seller's holding of Buyer Preferred Stock will be considered an acquisition of “control” of Buyer for Insurance Law purposes; provided, however, if prior to the issuance of the Buyer Preferred Stock to Seller, an applicable Governmental Entity deems that Seller is acquiring “control” of Buyer under applicable Insurance Laws, then Buyer agrees to reduce the number of shares of Buyer Preferred Stock to be issued to Seller to such extent, and only to such extent, that Seller would not be considered to “control” Buyer for Insurance Law purposes, and Buyer shall issue to Seller a note at Closing in the form and following the terms of the Holdback Note in an amount equal to the Preferred Stock Purchase Price multiplied by the number of shares by which the number of shares of Buyer Preferred Stock to be issued to Seller has been reduced.
SECTION 4.4 Public Announcements. No Party or any Affiliate of such Party may issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of any of the Transaction Agreements or the transactions contemplated hereby and thereby without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Requirements of Law or applicable securities exchange rules, in which the case the Party (or such Party's Affiliate) required to publish such press release or public announcement will allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.
SECTION 4.5 Subsequent Statutory Statements. Seller will cause Gateway to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to (as applicable) the Missouri Department and any other insurance department or other Governmental Entity with which Gateway is required to make such filings or submissions, and promptly deliver to Buyer, true, correct and complete copies of, the Quarterly Statutory Statement for the Company, for March 31, 2012 and each subsequent quarter and year ended prior to the Closing Date; provided, that all such Statutory Statements will (a) be prepared in all material respects in accordance with SAP, which preparation will not have involved the use of any material practices permitted rather than prescribed by (as applicable) the Missouri Department, unless noted otherwise in the Company's SAP Statements as were available to Buyer prior to Closing; (b) be prepared in all material respects in accordance with the books and records of Gateway; (c) present fairly in all material respects the statutory financial position of Gateway at the respective date thereof and the statutory results of operations and cash flows of Gateway for the respective periods then ended, in conformity with SAP consistently applied, subject to normal recurring year-end adjustments; (d) comply in all material respects with applicable Requirements of Law; and (e) be filed with or submitted to (as applicable) the Missouri Department and any other insurance department or other Governmental Entity with which Gateway is required to make such filings or submissions, in a timely manner on forms prescribed or permitted by the applicable Governmental Entity.
SECTION 4.6 Acquisition Proposal. After the Date of this Agreement, neither Seller nor any Affiliate of Seller (including the Transferred Companies) will itself, nor will Seller or any Affiliate of Seller (including the Transferred Companies) authorize or permit any equityholder, partner, manager, officer, director or employee of, or any investment banker, attorney, accountant or other representative or advisor of Seller or any Affiliate of Seller (including the Transferred Companies) to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal; or (b) participate in any negotiations or any material discussions regarding, or furnish to any Person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Seller will (i) cease and terminate, and will cause its Affiliates (including the Transferred Companies) to cease and terminate, any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal and (ii) instruct their and their Affiliates' equityholders, partners, members, officers, directors, employees, investment bankers, attorneys, accountants and any other representatives and advisors to cease and terminate any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal.
SECTION 4.7 Intercompany Accounts; Affiliate Agreements. Other than as set forth in Section 4.7 of the Disclosure Schedule, (a) Seller will cause all accounts receivable or payable (whether or not currently due or payable) under each Affiliate Agreement to be settled in full (without any premium or penalty) at or prior to the

Closing and (b) the Transferred Companies' participation in all Affiliate Agreements will, in each case, be terminated and discharged without any further liability or obligation to the Transferred Companies thereunder (or any premium or penalty) effective at the Closing and upon terms and pursuant to instruments reasonably satisfactory to Buyer.
SECTION 4.8 Termination of Signing and Withdrawal Powers. At least five (5) Business Days prior to the Closing Date, Seller will cause the Transferred Companies to deliver written notification to any financial institution which maintains, on behalf of Transferred Companies, any account or safe deposit box listed in Section 3.1(v) of the Disclosure Schedule notifying each such financial institution that the signing or withdrawal powers or other authority of all Persons with respect to such accounts and safe deposit boxes are revoked immediately upon receipt by such financial institution of such notice.
SECTION 4.9 Obligations of Affiliates. Seller agrees that in each instance where its Affiliates are obligated to act or refrain from acting under this Agreement during the period prior to the Closing, Seller will cause such Affiliate to so act or refrain from acting.
SECTION 4.10 Notification of Certain Matters. Seller, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of (a) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time after the Date of this Agreement, up to and including the Closing and (b) any failure on its part to comply with or satisfy any covenant, condition or obligation to be complied with or satisfied by it under this Agreement; provided, that no such disclosure pursuant to clause (a) or (b) will be deemed to amend or supplement the Disclosure Schedule or to otherwise prevent or cure any misrepresentation, breach of warranty, or breach of covenant or obligation.
SECTION 4.11 Confidentiality; Covenant Not to Compete; Non Solicitation.
(a)    Confidentiality. From and for a period of sixty (60) months after the Closing, Seller plus, prior to Closing the Transferred Companies), on the one hand, and Buyer and its Affiliates (including the Transferred Companies after Closing), on the other hand, will, and will cause their respective representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 4.11(b) will not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer's confidential information, as a result of disclosure by Seller or its Affiliates or any of their respective Representatives and (B) in the case of Seller's confidential information, as a result of disclosure by Buyer or any of its respective Affiliates, or any of their respective representatives, (ii) any such information is required by applicable Law, Order or a Governmental Entity to be disclosed on a non-confidential basis after prior notice has been given to the other parties (including any report, statement, testimony or other submission to such Governmental Entity), (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding), or(iv) any such information was or becomes available to such party on a non confidential basis and from a source (other than a party to this Agreement or any Affiliate or representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto will instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
(b)    Covenant Not to Compete. From the date hereof through the date that is sixty (60) months following the Closing Date, neither Seller nor its Affiliates may directly or indirectly as a partner, joint venturer, employer, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in North America in any business which competes with the Taxi and Limo Program business of the Transferred Companies as conducted as of the date hereof; provided, however, that this covenant not to compete does not apply to any captive insurance company or other similar insurance arrangement that provides insurance or reinsurance to or for the benefit of Seller or any of its Affiliates; provided, further, that the foregoing will not in any way prohibit Seller or its Affiliates from (i) operating the businesses conducted by Seller and its Affiliates (other than the business conducted by the Transferred Companies) as of the date hereof, including but not limited to the insurance agency and insurance brokerage businesses of Seller and its Affiliates, (ii) acquiring or starting a business that is engaged in the insurance agency, brokerage or related business, other than an insurance company; provided that if Seller or any of its Affiliates makes such an acquisition, then Seller will provide notice thereof to Buyer and use commercially reasonable efforts to provide Buyer with an opportunity to have discussions with such acquired business with respect to providing services to such business, (iii) operating the WC Program business, (iv) being a passive owner of less than 5% of the outstanding stock of any publicly traded corporation engaged in the business conducted by the Company as of the date hereof, or (v) operating a business competitive to that of the Truck Program. The foregoing covenant will not apply to an Affiliate of Seller after consummation of a change of control of such Affiliate (whether by sale of stock, sale of assets, merger, consolidation or otherwise) after which Seller (or any of its Affiliates) no longer controls such Affiliate), so long as such Affiliate is not in possession of any confidential information of either of the Transferred Companies relating to the Taxi and Limo Program.
(c)    Non Solicitation. From the date hereof through the date that is thirty-six (36) months following the Closing Date, neither Seller nor its Affiliates may directly or indirectly (i) employ or solicit any employee of the Transferred Companies in any capacity whatsoever or (ii) contract with or solicit any customer of the Taxi and Limo Program business of Gateway as of the date hereof without the express written consent of Buyer; provided, that the foregoing limitations do not prohibit general, non targeted solicitations of individuals or customers or solicitations of customers or any solicitation unrelated to the business of the Transferred Companies.
In the event the covenants in this Section 4.11 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants will not be affected thereby, and in the event any such other covenant is in any way found unenforceable or invalid or is in any way limited or reformed, the other covenants in this Section 4.11 will not be affected thereby.
SECTION 4.12 Board of Directors of Buyer. Buyer will consider in good faith, and endorse the election of if qualified, one nominee by Seller to the Buyer's board of directors, to be proposed in accordance with the Articles of Association of Buyer for inclusion as a nominee, at the 2013 annual meeting of the shareholders of Buyer and each following meeting so long as (i) the Buyer Note or Holdback Note remains outstanding or (ii) Seller continues to hold shares of Buyer Preferred Stock or converted shares of common stock of Buyer equal to at least five percent (5%) of the outstanding stock of Buyer on a fully-diluted basis.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) the representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.1(b) (Capital Structure), Section 3.1(c) (Non Contravention; Consents), and Section 3.1(f) (Rights to the Company Shares) will be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing and (y) to the extent that any other representations and warranties of Seller are qualified by the term “material” or “Seller Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects at and as of the Closing; and Buyer will have received a certificate signed by an executive officer of Seller to the effect set forth in this Section 5.1(a).
(b)    Performance of Covenants and Obligations of Seller. Seller will have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material” or “Seller Material Adverse Effect”, in which case Seller will have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing; and Buyer will have received a certificate signed by an executive officer of Seller to the effect set forth in this Section 5.1(b).
(c)    Third Party Approvals. All (i) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Seller and the Transferred Companies set forth in Section 5.1(c) of the Disclosure Schedule; (ii) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule; and (iii) approvals or authorizations from Persons other than Governmental Entities set forth in Section 5.1(c) of the Disclosure Schedule required of Seller and the Transferred Companies will, in each case, have been duly obtained by Seller, the Company and Buyer, respectively, and will be in full force and effect; provided, that such Necessary Permits and any such approvals or permits from Governmental Entities will not be subject to any Negative Conditions or Restrictions.
(d)    No Actions. No Action will be pending or threatened before (or that could come before) any Governmental Entity wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by any Transaction Agreement; (ii) cause any of the transactions contemplated by any Transaction Agreement to be rescinded following the Closing; (iii) adversely affect the right of Buyer to own the Company Shares; or (iv) adversely affect the right of the Transferred Companies to own their properties and assets and to operate their businesses (and no such Order will be in effect); and Buyer will have received a certificate signed by an executive officer of Seller to the effect set forth in this Section 5.1(d).
(e)    WC Reinsurance Transaction. The WC Reinsurance Transaction will have been consummated.
(f)    Forgiveness of Loan. The loan amounts owed by Company to Seller will be forgiven and the note related thereto will be released.
(g)    Delivery of Documents. Seller will have delivered, or caused to be delivered, to Buyer each of the deliverables specified in Section 2.4(a).
(h)    Preferred Shareholder Requirements. Seller will have made reasonable best efforts to provide to Buyer the necessary “know your customer” documents (as required by applicable Laws of the Cayman Islands) in order for Seller to become a holder of Buyer Preferred Stock.
SECTION 5.2 Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the Company Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Seller of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true and correct in all material respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, except (x) the representations and warranties contained in Section 3.2(a) (Organization, Standing and Corporate Power) and Section 3.2(c) (Non Contravention; Consents) will be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing and (y) to the extent that such representations and warranties are qualified by the term “material” or “Buyer Material Adverse Effect”, in which case such representations and warranties (as so written, including the term “material” or “Material”) will be true and correct in all respects as of the Date of this Agreement and as of the Closing as though made at and as of the Closing, and Seller will have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this Section 5.2(a).
(b)    Performance of Covenants and Obligations of Buyer. Buyer will have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants and obligations are qualified by the term “material” or “Buyer Material Adverse Effect”, in which case Buyer will have performed and complied with all of such covenants and obligations (as so written, including the term “material” or “Material”) in all respects through the Closing; and Seller will have received a certificate signed by an executive officer of Buyer to the effect set forth in this Section 5.2(b).

(c)    Regulatory Approvals. All Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule will have been duly obtained by Buyer and will be in full force and effect.
(d)    WC Reinsurance Transaction. The WC Reinsurance Transaction will have been consummated.
(e)    Delivery of Documents. Buyer will have delivered, or caused to be delivered, to Seller each of the deliverables specified in Section 2.4(b).
ARTICLE VI

SURVIVAL
All representations and warranties contained in this Agreement will survive Closing solely for purposes of Section 7.1(a) and (b) and will terminate and expire at the close of business on the date that is twenty-four (24) months after the Closing Date except (a) for those representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.1(b) (Capital Structure), Section 3.1(f) (Rights to Company Shares) and Section 3.2(a) (Organization, Standing and Corporate Power), which will survive for ten (10) years after the Closing Date and the representations and warranties contained in Section 3.1(c) (Non Contravention; Consents) Section 3.1(o) (Brokers), Section 3.2(c) (Non Contravention; Consents) and Section 3.2(d) (Brokers) which will survive for five (5) years after the closing date (collectively, the “Special Representations”); and (b) for those representations and warranties in Section 3.1(g) (Employees; Labor Matters), Section 3.1(h) (Benefit Plans) and Section 3.1(j) (Taxes) (collectively, the “Extended Representations”), which will survive until the earlier of (i) ninety (90) days past the expiration of the applicable statute of limitations for actions against the Transferred Companies with respect to matters address in those Extended Representations, or (ii) the date that is ten (10) years after the Closing Date. All covenants and obligations contained in this Agreement will survive only until the Closing, unless such covenant provides for such obligations to continue after the Closing, and then only for the time specified therein. As used herein, “survive” solely means that a party can continue to make claims for representations, warranties or covenants that were in breach on the Closing Date (or, if different, the end time specified for such covenant), and does not mean that such representation, warranty, or covenant continues to be made as to periods after the Closing Date (or the applicable end period for a covenant, for covenants that specifically extend after the Closing Date)
ARTICLE VII

INDEMNIFICATION
SECTION 7.1 Obligation to Indemnify.
(a)    Subject to the limitations set forth in this Article VII, and the expiration of representations and warranties of Seller as provided in Article VI, Seller agrees to indemnify and hold harmless Buyer, its Affiliates (including, post Closing, the Company), and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, and reasonable out of pocket disbursements) (“Losses”) imposed on, sustained, or incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, claims between Seller, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of:
(i)    the inaccuracy or any breach of the representations and warranties of Seller contained in this Agreement or in any Transaction Agreement delivered by or on behalf of Seller at the Closing; it being understood that for purposes of this Section 7.1(a), any qualifications relating to materiality, including the term “Seller Material

Adverse Effect”, contained in any such representation or warranty will be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate;
(ii)    any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement or any Transaction Agreement;
(iii)    any Taxes for which Seller is responsible in accordance with Article VIII; and/or (iv) liabilities and obligations of the nature and type specified in Section 4.8;
(iv)    the Company, solely to the extent that such Losses are not related to the ownership or operation of Gateway and are not specifically reflected in the 2011 GAAP Financial Statements of the Company; and
(v)    any CIE Claims, whether known or unknown as of the Closing Date.
(b)    The rights of the Buyer Indemnified Parties to indemnification under Section 7.1(a) will be subject to the following:
(i)    If the amount of any Loss suffered or incurred by a Buyer Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Buyer Indemnified Party to Seller that has made any such indemnity payment. Buyer Indemnified Parties will use commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Buyer Indemnified Party. Upon making any indemnity payment, Seller will, to the extent of such indemnity payment made by it, be subrogated to all rights of the Buyer Indemnified Party against any third party in respect of the indemnifiable Loss to which the indemnity payment relates; provided, however, that until the Buyer Indemnified Party recovers full payment of its indemnifiable Loss, any and all claims of Seller against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Buyer Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Buyer Indemnified Party and Seller will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.
(ii)    Except as set forth in Section 7.1(b)(iv), the Buyer Indemnified Parties will be entitled to indemnification under Section 7.1(a)(i) only to the extent that the aggregate amount of Losses exceed on a cumulative basis Two Hundred Fifty Thousand dollars ($250,000) (the “Indemnification Basket”), after which point Seller will be obligated to indemnify Buyer Indemnified Parties from and against all further Losses in excess of the Indemnification Basket.
(iii)    Except as set forth in Section 7.1(b)(iv), the maximum amount for which Seller will be liable in the aggregate under Section 7.1(a)(i) will not exceed Two Million Five Hundred Thousand dollars ($2,500,000) (the “Indemnification Cap”).
(iv)    Notwithstanding Sections 7.1(b)(ii), 7.1(b)(iii) and 7.1(c), Losses in connection with or arising out of any breaches or inaccuracies of any of the Special Representations or Extended Representations will not be subject to the Indemnification Cap but will instead be capped (when combined with all other Losses) at an aggregate amount equal to the total amount of the Purchase Price and Losses in connection with or arising out of any breaches or inaccuracies of any Special Representations will not be subject to the Indemnification Basket.
(v)    Notwithstanding anything herein to the contrary, with respect to the indemnification obligation contained in Section 7.l(a)(v), if, following the Closing, a valid CIE Claim is presented to Gateway or the Company, then the Seller, either prior to or within 30 days following the end of such fiscal quarter in which Gateway is required by SAP to establish a reserve for such CIE Claim, if the indemnity obligations of Seller are not eligible or sufficient to offset such reserves for SAP purposes, will provide collateral in such form and in such amount as is necessary for Gateway to treat such collateral as a subrogation recovery under SAP in an amount equal to such uncovered reserves. The Buyer agrees to cause Gateway to establish and maintain such reserves as are reasonably recommended by the Seller.
(c)    Subject to the limitations set forth in this Article VII, and the expiration of representations and warranties of Buyer as provided in Article VI, Buyer agrees to indemnify and hold harmless Seller, its Affiliates (excluding, following the Closing, the Company), and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns (collectively, “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, or incurred or suffered by any of Seller Indemnified Parties, whether in respect of Third Party Claims, claims between Seller, on the one hand, and Buyer, on the other hand, or otherwise, directly or indirectly resulting from, in connection with or arising out of:
(i)    the inaccuracy or any breach of the representations and warranties of Buyer contained in this Agreement or in any Transaction Agreement; it being understood that for purposes of this Section 7.1(c), any qualifications relating to materiality, including the term “Buyer Material Adverse Effect”, contained in any such representation or warranty will be disregarded for purposes of determining whether such representation or warranty was breached or was inaccurate; and
(ii)    any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement or in any Transaction Agreement.
(d)    If the amount of any Loss suffered or incurred by a Seller Indemnified Party, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by Seller Indemnified Party to Buyer. Seller Indemnified Parties will use commercially reasonable efforts to recover from insurance policies or other applicable sources of recovery the maximum portion of any Losses of such Seller Indemnified Party. Upon making any indemnity payment, Buyer will, to the extent of such indemnity payment, be subrogated to all rights of Seller Indemnified Party against any third party in respect of the indemnifiable Loss to which the indemnity payment relates; provided, however, that until Seller Indemnified Party recovers full payment of its indemnifiable Loss, any and all claims of Buyer against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to Seller Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Seller Indemnified Party and Buyer will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.
SECTION 7.2 Indemnification Notice Procedures.
(a)    A Person entitled to indemnification hereunder pursuant to Section 7.1 (an “Indemnified Party”), including pursuant to any Third Party Claim which might give rise to indemnification pursuant to Section 7.1, will provide prompt written notice (the “Indemnification Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim or demand that it may have pursuant to Section 7.1; provided, that in the event such Indemnification Notice relates to a Third Party Claim, the Indemnified Party will provide an Indemnification Notice to the Indemnifying Party with respect thereto within fifteen (15) days following such Indemnified Party's receipt of written notice of such Third Party Claim. Any delay in delivering an Indemnification Notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been materially prejudiced as a result of such delay. An Indemnification Notice will contain a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and true, correct and complete copies of any correspondence, notices or pleadings (if a Third Party Claim); provided, that an Indemnification Notice need not state the amount of Losses that the Indemnified Party believes it has incurred or suffered relating to such claim. The Indemnified Party will use, and will cause each of its Affiliates to use, commercially reasonable efforts to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder. Notwithstanding anything contained herein to the contrary in no event will any Party be liable to the other Party for consequential or punitive damages arising under this Agreement.

(b)    At any time after an Indemnified Party has delivered an Indemnification Notice, such Indemnified Party in his, her or its discretion may supplement or amend such Indemnification Notice by delivery of any correspondence, notice or other information relating to the claim covered by the original Indemnification Notice. In addition, at any time after an Indemnified Party has delivered a Indemnification Notice with respect to a claim other than a Third Party Claim, such Indemnified Party in its discretion may deliver a notice which attaches the original Indemnification Notice, sets forth a summary in reasonable detail of the facts underlying or relating to such claim to the extent then known by the Indemnified Party, includes a statement demanding indemnification from the Indemnified Party and includes a statement of the amount of Losses for which the Indemnified Party seeks indemnification at that time (a “Demand Notice”). The Indemnifying Party will have fifteen (15) Business Days from the date on which the Indemnified Party delivers a Demand Notice during which to notify the Indemnified Party in writing of any objections it has to the Indemnified Party's notice or claims for indemnification. If the Indemnifying Party does not deliver such written notice of objection to such Demand Notice within such fifteen (15) Business Day period, the Indemnifying Party will be deemed to have accepted the claim as set forth in the Demand Notice. If the Indemnifying Party accepts the claim as set forth in the Demand Notice, it will have fifteen (15) Business Days from the date of acceptance to pay such claim and if the Indemnifying Party rejects the claim, the Indemnified Party will be entitled to initiate an Action to seek enforcement of its rights to indemnification under this Agreement. The Indemnifying Party will have no right to participate in or control any claim that is not a Third Party Claim.
SECTION 7.3 Third Party Claims.
(a)    The Indemnified Party agrees to give the Indemnifying Party notice in writing of the assertion of any claim or demand made by, or any other Action instituted by, any Person not a Party to this Agreement (a “Third Party Claim”) in respect of which indemnity may be sought under Section 7.1 in accordance with the notice procedures set forth in Section 7.2; provided, however, that any delay in delivering any Indemnification Notice will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been materially prejudiced as a result of such delay. From and after the delivery of a Indemnification Notice with respect to a Third Party Claim, the Indemnified Party will deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party's receipt thereof, true, correct and complete copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Any CIE Claim shall be considered a Third Party Claim for purposes of the procedures set forth in this Section 7.3, it being the intent of the parties that Seller will assume the defense and settlement of any CIE Claim; provided that in such event, Seller will use reasonable best efforts not to create any bad faith exposure for Buyer, and, for the avoidance of doubt, if any such exposure is created that results in Losses to any of the Buyer Indemnified Parties, Seller will indemnify Buyer Indemnified Parties for such Losses pursuant to Section 7.1(a)(ii).
(b)    (i)    With respect to a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so elects, to assume the defense thereof, unless such Third Party Claim is reasonably likely to materially and adversely affect the Indemnified Party and/or the Indemnified Party's Affiliates other than as a result of monetary damages. Unless the Indemnified Party will have notified the Indemnifying Party of the existence of the condition set forth in the preceding sentence, the Indemnifying Party will have thirty (30) days (or such lesser number of days set forth in the Indemnification Notice as may be required by any Governmental Entity, any court or arbitration proceedings, or any regulatory inquiry or investigation) from receipt of the Indemnification Notice with respect to a Third Party Claim (the “Defense Notice Period”) to notify the Indemnified Party of its election to assume the defense of such Third Party Claim. All Losses incurred by the Indemnified Party prior to any assumption by the Indemnifying Party of the defense of a Third Party Claim will be reimbursed by the Indemnifying Party to the extent the Indemnifying Party is required to indemnify and hold harmless the Indemnified Party from, against and in respect of Losses incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Defense Notice Period that it elects to defend such Third Party Claim, it will have the right to so defend at its expense, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Entity, and to employ counsel separate from the counsel employed by the

Indemnifying Party. The Indemnified Party will participate in any such defense at its own expense unless (A) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and a Governmental Entity, arbitrator or arbitration panel, as applicable, with jurisdiction over the proceedings at issue will have determined that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or (B) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, and in the case of (A) or (B), all such expenses incurred by the Indemnified Party in connection with such participation will be borne by the Indemnifying Party. Each Party will reasonably cooperate in the defense or prosecution of a Third Party Claim. Such cooperation will include the retention and, upon the Indemnifying Party's request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(ii)    In the event the Indemnifying Party (x) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise; (y) is not entitled to defend the Third Party Claim as a result of the Indemnified Party's election to defend the Third Party Claim as provided in Section 7.3(b)(i); or (z) after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within twenty (20) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party will have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party's right to indemnification for such Third Party Claim will not be adversely affected by assuming the defense of such Third Party Claim.
(iii)    Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent may not be unreasonably withheld or delayed), and the Indemnifying Party may not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent unless (A) there is no finding or admission of any violation of applicable Requirements of Law and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates; (B) there is no imposition of an Order that could restrict the future activity of the Indemnified Party or its Affiliates; and (C) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full and complete release is provided to the Indemnified Party and its Affiliates.
SECTION 7.4 Survival. The indemnities provided in this Agreement will survive the Closing; provided, however, that the indemnities provided under Section 7.1(a)(i) and Section 7.1(b)(i) will terminate when the applicable representation or warranty terminates pursuant to Article VI, except as to any item as to which the Indemnified Party will have, before the expiration of the applicable period, previously delivered an Indemnification Notice satisfying the content requirements of Section 7.2(a). For the avoidance of doubt, the delivery by the Indemnified Party of one or more supplements or amendments to an Indemnification Notice or of a Demand Notice as contemplated by Section 7.2(b) will not be (a) deemed the delivery of a new Indemnification Notice or the revocation of the original Indemnification Notice for purposes of this Section 7.4; and (b) will not alter or undermine the timeliness of the original Indemnification Notice for purposes of Section 7.2(a).
SECTION 7.5 Indemnification Payments; Characterization. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII or Article VIII will be (a) made by wire transfer of immediately available funds to an account designated in writing by the relevant indemnified party and (b) treated as adjustments to the Purchase Price for Tax purposes to the extent such characterization is proper and permissible under applicable Requirements of Law.
ARTICLE VIII

TAX MATTERS
SECTION 8.1 Tax Indemnity.
(a)    Seller will indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Taxes imposed on the Transferred Companies for any Pre Closing Tax Years, except to the extent such Taxes have been properly reserved for on the books of the appropriate Transferred Company(ies) as of the Closing Date or the liability for such Taxes is otherwise disclosed on the Disclosure Schedule hereto; provided, however, that Seller will have no liability to Buyer hereunder until such Taxes impose Tax liability on the Transferred Companies in excess of DTAs less DTLs. Notwithstanding the foregoing, if any such Tax-related liability requires Buyer to make a cash payment in respect thereof, the forgoing indemnification by Seller in this Section will apply in full force, provided, however, that if such Tax-related liability generates a Tax credit for use with respect to the same year with respect to which the cash payment is due or any prior year, then the foregoing indemnification by Seller in this Section will apply in full force only to the extent that such Tax-related liability exceeded any such Tax credit; provided, further, without duplication of any effect of the treatment of DTAs and DTLs under Section 2.3(b) hereof, that if such Tax-related liability generates a Tax credit that is used in any future year, the Buyer will make a cash payment to Seller in respect thereof when it is used. With respect to any Tax liability that did not give rise to indemnity solely because it did not exceed the total DTAs less total DTLs, the DTAs thereafter will be deemed reduced in the amount of such liability, and no amount shall be due or payable with respect to the amount of DTAs reduced at such time or any time thereafter under Section 2.3(b)(viii) hereof. Buyer will be liable for and will indemnify and hold harmless Seller from and against (A) any and all Taxes imposed on the Transferred Companies for any Post Closing Tax Years and (B) any Taxes imposed on the Transferred Companies for any Pre-Closing Tax Years to the extent such Taxes are reserved on the books of the appropriate Transferred Company(ies) as of the Closing Date or are otherwise disclosed on the Disclosure Schedule hereto.
(b)    For purposes of determining the liability of Seller and Buyer pursuant to Section 8.1(a) with respect to Taxes (other than Transfer Taxes) that are payable for a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the Pre Closing Tax Years will be in the case of (i) Taxes imposed on a periodic basis or otherwise measured by the level of any item deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes; (ii) Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures or imposed on sales, assignments or any other transfers of any property deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the Closing); and (iii) Taxes imposed on the basis of premium deemed equal to the amount which would be payable on the basis of the amount of the premium written as of the Closing. The portion of any Tax not allocable to the Pre Closing Tax Years in accordance with the foregoing will be allocable to the post Closing tax years.
(c)    Notwithstanding any other provision in this Agreement to the contrary, (i) to the extent Seller or any Affiliate of Seller (other than the Transferred Companies) has paid estimated Taxes that are attributable to the income, gain, business or activities of the Transferred Companies and prior to the Closing Date Seller has not been reimbursed for such expenses and such estimated Taxes are actually applied to the Tax account of the Transferred Companies, Seller's liability for Taxes pursuant to this Agreement will be reduced by the amount of such payments, and (ii) Seller will not be liable for any Tax to the extent such Tax is reflected on the Closing SAP Balance Sheet.
SECTION 8.2 Preparation and Filing of Tax Returns.
(a)    Seller will cause the Transferred Companies (at the expense of Seller) to prepare or cause to be prepared in a manner consistent with past practice and file or cause to be filed on a timely basis all Tax Returns for taxable years that end on or before the Closing Date. With respect to any Tax Return for 2011 required to be filed or caused to be filed by Seller with respect to the Transferred Companies pursuant to this Section 8.2(a), Seller will (regardless of whether such Tax Return is required to be provided to Buyer pursuant to Section 8.2(c)) provide Buyer and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return, together with appropriate supporting information and schedules at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Buyer and its authorized representatives will have the right to review and comment on such Tax Return in accordance with the provisions of Section 8.2(c) below.
(b)    Buyer will prepare or cause to be prepared, and file or cause to be filed on a timely basis (i) all Tax Returns for the Transferred Companies for all Straddle Periods, and (ii) all Tax Returns for the Transferred Companies for all post Closing tax years. Tax Returns for a Straddle Period will be prepared in a manner consistent with the Transferred Companies' past practices, except to the extent otherwise required by applicable Law. The liability for any Taxes set forth on a Straddle Period Tax Return will be determined in accordance with the provisions of Section 8.1 above.
(c)    With respect to any Tax Return required to be filed or caused to be filed by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 8.2(a) and Section 8.2(b) with respect to the Transferred Companies (such Party, the “Filing Party”) and as to which an amount of Tax is allocable to the Party that is not the Filing Party (the “Tax Indemnifying Party”) pursuant to Section 8.2(a) or Section 8.2(b), the Filing Party will provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least thirty (30) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such Tax Indemnifying Party and its authorized representatives will have the right to review and comment on such Tax Return, prior to the filing of such Tax Return and will provide to the Filing Party written notice of any objections it has with respect to such Tax Returns (a “Tax Dispute”) no later than ten (10) Business Days prior to the date when such Tax Return must be filed. In the event of any such objections the relevant Parties will in good faith attempt to resolve such dispute for a period of five (5) Business Days following the date on which the Filing Party was notified of the Tax Dispute; provided, that if such dispute is not settled by such date (the “Tax Dispute Date”) the Parties will submit all such disputed matters to an independent and mutually selected nationally recognized accounting firm or law firm (the “Tax Referee”), within five (5) Business Days after the Tax Dispute Date. The decision by the Tax Referee will be final and binding on the Parties with respect to how any such Tax Return should be filed. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to the Tax Referee will be paid equally by each Party to such Tax Dispute. If the Tax Referee has failed to render a decision by the date that is three (3) days prior to the date on which the disputed Tax Return must be filed then such Tax Return will be filed in the manner consistent with the Tax Indemnifying Party's position; provided, however, that if the Tax Referee renders a final decision that differs from the position advocated by the Tax Indemnifying Party, such Tax Returns will be amended within a period not to exceed ninety (90) days after the Tax Referee's final decision to reflect the final determination reached by the Tax Referee and the Tax Indemnifying Party will reimburse the Filing Party for any additional Taxes that the Tax Indemnifying Party is required to pay pursuant to Section 8.1.
(d)    Payment of any amounts due under this Article VIII in respect of Taxes will be made: (i) except to the extent that there is a Tax Dispute or that a matter relating to Taxes is being contested with a Taxing Authority, at least five (5) Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Filing Party that reports a Tax liability for which a Tax Indemnifying Party is liable pursuant to this Agreement; and (ii) with respect to a Tax Dispute or any matter relating to Taxes which are being contested with a Taxing Authority, within three (3) Business Days after the following: (A) an agreement between Seller, on the one hand, and Buyer, on the other hand, that an indemnity amount is payable; (B) a Final Determination having been made by a Taxing Authority; or (C) in the event of a Tax Dispute, a final determination by the Tax Referee. If liability under this Article VIII is in respect of an expense relating to the contest of a Tax matter, payment of any amounts due under this Article VIII will be made as of the time when the payment of the corresponding Tax is due pursuant to the immediately preceding sentence.
SECTION 8.3 Tax Refunds. Rights and benefits relating to all credits or refunds of Tax liabilities of the Transferred Companies no matter how secured (including credits for overpayment of estimated Taxes) arising from or relating to any Pre Closing Tax Years or a liability for Tax for which Seller has provided an indemnity under

Section 7.1(b) will remain with and be for the benefit of Seller, and Buyer will pay to Seller the amount of any such Tax refund or credit against Taxes received by Buyer or by the Transferred Companies plus any overpayment interest accruing from the date the corresponding Tax liability was paid. However, to the extent that a credit or a Tax refund of a Tax arising from or relating to any Pre Closing Tax Years is attributable to the carryback of a Post Closing Tax Year Tax attribute, such Tax Refund or credit will be the property of Buyer.
SECTION 8.4 Tax Notice; Tax Controversies. Seller, on the one hand, and Buyer, on the other hand, will provide to each other notice within five (5) Business Days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which a Taxing Authority makes or proposes to make a Tax adjustment to any Tax period which includes any period up to and including the Closing Date. Seller will control the conduct of any Tax Claim that: (i) could adversely affect the Taxes of Seller or any Affiliate thereof or (ii) could result in Seller being liable for any amount of Taxes or losses related thereto, either under the Law or pursuant to this Agreement (a “Seller Tax Claim”), but only to the extent that such Seller Tax Claim is severable from other Tax Claims which are not Seller Tax Claims. Buyer will control all other proceedings. With respect to any Tax Claim, the Party not controlling the proceeding of such Tax Claim or its representative will (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim. The Parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect any other Party's Tax liability without the prior written consent of such other Party, which consent may not be unreasonably withheld; provided, that Seller will have the right to settle or compromise any such proceedings without the consent of Buyer to the extent such settlement or compromise will not adversely affect the Tax liability of Buyer or any Affiliate thereof (including the Transferred Companies) after the Closing Date, and Buyer will have the right to settle or compromise any such proceedings without the consent of Seller to the extent such settlement or compromise will not adversely affect the Tax liability of Seller or any Affiliate thereof prior to the Closing Date.
SECTION 8.5 Cooperation and Controversies.
(a)    Seller, on the one hand, and Buyer, on the other hand, will reasonably cooperate, and will cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation will include but not be limited to (i) providing all relevant information that is available to Buyer, Seller and/or the Transferred Companies, as the case may be, with respect to such Tax Claim; (ii) making personnel available at reasonable times; and (iii) preparation of responses to requests for information; provided, that the foregoing will be done in a manner so as to not unreasonably interfere with the conduct of business by Buyer, Seller or the Transferred Companies, as the case may be. None of Seller or Buyer or the Transferred Companies will dispose of any Tax Returns, Tax schedules, Tax work papers or any books or records unless it first offers in writing to the other Parties the right to take possession of such materials at the sole expense of such Party or Parties that accept that offer, and if any other such Party fails to accept such offer within fifteen (15) Business Days of the offer being made or if an offer is accepted and the offeree fails to take possession within thirty (30) Business Days of the date on which the offer is made. Any information obtained under this Section 8.5 will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or with respect to any Tax Claim.
(b)    Within 180 days after the Closing Date, Buyer will cause the Transferred Companies to prepare and provide to Seller a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by Seller pursuant to Section 8.2(a) and upon Seller's reasonable request, Buyer will provide to Seller any additional information that may be requested by Seller. The Tax Package will be prepared in good faith in a manner consistent with past practice.
SECTION 8.6 Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, will each be liable for and will hold the other harmless against one half of any Real Property transfer, sales, use, transfer, stock transfer, and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable as a result of the transactions contemplated by the Transaction Agreements (collectively, “Transfer Taxes”). Buyer or Seller, as appropriate, will execute and deliver all instruments and certificates necessary to enable the other Party to comply with any filing requirements relating to any such Transfer Taxes.
SECTION 8.7 Code Section 338(h)(10) Election.
Neither party hereto will make an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and any corresponding elections under applicable foreign, state or local tax law (individually and collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares pursuant to this Agreement.

ARTICLE IX

TERMINATION PRIOR TO THE CLOSING
SECTION 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)    by Seller or Buyer in writing, if any Order will have been issued and will have become final and nonappealable, or if any statute will have been enacted, or if any rule or regulation will have been promulgated by any Governmental Entity, that prohibits or restrains such Parties or Party from consummating the transactions contemplated by this Agreement, and the Parties or Party seeking to terminate this Agreement pursuant to this Section 9.1(a) will have used commercially reasonable best efforts to cure such condition;
(b)    by Seller or Buyer in writing, if the Closing has not occurred on or prior to March 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided further, that if the Closing has not occurred prior to the Termination Date because the conditions provided for in Section 5.1(e) and Section 5.2(d) have not been satisfied because the WC Reinsurer has not obtained the necessary licenses and authorizations but applications for such licenses and authorizations have been filed and are then pending, then the Termination Date will be extended until May 1, 2013, so long as the reinsurance related to the WC Reinsurance Agreement can be made effective as of the Effective Date without being considered retroactive under SAP, unless otherwise agreed to by the Parties.
(c)    by Seller or Buyer, if there will have been a breach by Buyer or Seller, respectively, of any of their respective representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2, and in any such case such breach will be incapable of being cured or, if capable of being cured, will not have been cured on or prior to the earlier of (x) the Termination Date and (y) the thirtieth (30th) calendar day following receipt of written notice thereof by the Party alleged to be in breach; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to a Party whose will then be in breach of this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2; or
(d)    at any time prior to the Closing, by mutual written consent of Seller and Buyer.
SECTION 9.2 Effect of Termination; Survival. In the event of termination of this Agreement as provided in Article IX:
(a)    this Agreement will forthwith become void and there will be no liability on the part of any Party except (i) under the provisions of Sections 4.4, 4.11(a) and 9.2, and Article X, and any other Section of this Agreement which, by its express provisions, survives the termination of this Agreement, or the survival of which is necessary to fulfill the intended effect of any other Section which, by its express provisions, survive the termination of this Agreement and (ii) that nothing herein will relieve any Party from liability for any breach of this Agreement prior to its termination; and
(b)    all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement will, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.
ARTICLE X

GENERAL PROVISIONS
SECTION 10.1 Fees and Expenses. Whether or not the Closing may occur, except as provided herein, each Party will pay such Party's own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.
SECTION 10.2 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case will be addressed as follows (or at such other address, facsimile number or e mail address for a Party as will be specified by like notice):
(a)    If to Buyer, to:
Atlas Financial Holdings, Inc.
150 Northwest Point Boulevard
Elk Grove Village, IL 60007
Attn: Scott Wollney
with a copy, which will not constitute notice to Buyer, to:

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, Illinois 60601
Attn: David Mendelsohn
(b)    If to Seller, to:

Hendricks Holding Company, Inc.
690 Third Street, Suite 300
Beloit, WI 53511
Attn. Jeffrey W. Stentz

And to

Karl Leo, VP and CLO
Hendricks Holding Company, Inc.
200 Randolph Ave, Ste 200
Huntsville, AL 53803

with a copy, which will not constitute notice to Hendricks, to:
Mark R. Goodman
Freeborn & Peters LLP
311 S. Wacker Drive, Suite 3000
Chicago, IL 60606

No party hereto may refuse service of any notice delivered hereunder. Notwithstanding anything to the contrary set forth herein, if the addressee/recipient rejects or otherwise refuses to accept the notice, or if the notice cannot be delivered because of a change in address for which no notice was given, then the notice will be effective upon the rejection, refusal, or inability to deliver.
SECTION 10.3 Interpretation. This Agreement will be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Schedule, or Disclosure Schedule, such reference will be to an Article of, a Section of, or a Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated; (b) any fact or item disclosed in any section of the Disclosure Schedule will be deemed disclosed in all other sections of the Disclosure Schedule to which such fact or item may apply only if the relevance of such disclosure is readily apparent from the text, document, or information disclosed; provided, that the mere listing of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself); (c) the table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation;” (e) whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate; and (f) references to “$” mean United States dollars.
SECTION 10.4 Entire Agreement; Third Party Beneficiaries.
(a)    This Agreement (including all exhibits and schedules hereto, and the Disclosure Schedule), together with the other Transaction Agreements, constitutes the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to such subject matter.
(b)    Except as otherwise provided in Article VII or VIII as respects Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or will be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.

SECTION 10.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement will be interpreted and construed in accordance with the Laws of the State of Illinois, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of Illinois. Except as provided in Section 2.2(d), 2.3 and 8.2(c), the Parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in the City of Chicago (any such court, a “Chicago Court”), over any Action arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by the means specified herein will be effective service of process for any Action brought against such Party in a Chicago Court; (c) waive any objection to the laying of venue of any such Action brought in a Chicago Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Action in a Chicago Court will be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.
SECTION 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party will be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Party, and any such assignment that is not consented to will be null and void; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
SECTION 10.7 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof, including, without limitation, the breach of any covenant under Section 4.11, and that, prior to the termination of this Agreement pursuant to Section 9.1, the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.
SECTION 10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
SECTION 10.9 Amendment; Modification and Waiver. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party. Each counterpart may be delivered by facsimile transmission or e mail (as a .pdf, .tif or similar uneditable attachment), which transmission will be deemed delivery of an originally executed counterpart hereof.

SECTION 10.11 Attorney's Fees. The prevailing Party in any litigation or arbitration relating to this Agreement will be entitled to recover its reasonable attorneys' fees and costs from the other Party; provided, however, that nothing herein will require the adjudicator to determine that either Party is the prevailing Party.
SECTION 10.12 Interest. If either Party owes a payment to the other Party under the terms of this Agreement and such payment is not paid within thirty (30) days of the date the payment is due, then such payment shall accrue interest at the rate of eight and one-half percent (8.5%) per annum, compounding monthly.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the Date of this Agreement.
SELLER:

HENDRICKS HOLDING COMPANY, INC.

By:
Name:
Title:
BUYER:

ATLAS FINANCIAL HOLDINGS, INC.
By:
Name:
Title:

Exhibit A - Holdback Note Terms

Interest Rate    4.5% per annum; rate increases to 8.5% per annum in the event of a default
Principal Amount    Initially equal to the Redemption Payment. To be adjusted annually based on future Loss & LAE development. Principal will be reduced $1.00 for every $1.00 of Loss Development Increase. Principal will be increased $1.00 for each dollar of such Loss Development Decrease to the extent of any prior Loss Development Increase and thereafter will be increased $0.75 for every $1.00 of Loss Development Decrease.

Maturity Date    The earlier of (a) December 31, 2017 and (b) thirty days after written notice from Buyer
Final Adjustment    Upon the Maturity Date, to settle remaining loss development exposure, based on the most recent Holdback Reserve Estimate determined by an Independent Expert

Exhibit B
Form of WC Reinsurance Agreement

Exhibit C
Purchase Price Calculation and Payment Methodology

Exhibit D
Buyer Note Terms

Interest Rate    4.5% per annum; rate increases to 10% per annum after the first year, paid quarterly.
Principal Amount    As set forth in Section 2.3(c) of the Agreement
Maturity Date
Due and payable by Buyer eighteen (18) months after the issuance of the Buyer Note.

Mandatory Pre-Payments
If, on a quarterly basis, it is determined that cash and cash equivalents held of the Buyer exceed $2,000,000, Buyer will make a principal payment equal to the difference between (a) the cash and cash equivalents of the Buyer as of such date, and (b) $2,000,000.

Optional Pre-Payments
Buyer may elect to make a principal payment in any amount at any time prior to the Maturity Date.

Exhibit E
Proposed Final DTAs and DTLs